Exhibit 10.1

EXECUTION COPY

U.S. $750,000,000

CREDIT AGREEMENT

Dated as of August 30, 2004

among

THE GAP, INC.

as Borrower,

THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,

as Subsidiary Borrowers,

THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,

as LC Subsidiaries,

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders,

THE BANKS NAMED HEREIN

as Issuing Banks,

CITIGROUP GLOBAL MARKETS INC.,

and

BANC OF AMERICA SECURITIES LLC

as Joint Lead Arrangers,

BANK OF AMERICA, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION

and

JPMORGAN CHASE BANK

as Co-Syndication Agents,

and

CITICORP USA, INC.,

as Agent

for the Issuing Banks and the Lenders from time to time party hereto

ARTICLE III

AMOUNT AND TERMS OF LETTERS OF CREDIT AND PARTICIPATIONS THEREIN

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.01 Conditions Precedent to Effectiveness of this Agreement	49

SECTION 5.02 Conditions Precedent to Each Advance/Issuance	51

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Borrower	51

ARTICLE VII
COVENANTS OF THE BORROWER

SECTION 7.01 Affirmative Covenants	54

SECTION 7.02 Negative Covenants	55

SECTION 7.03 Financial Covenants	58

SECTION 7.04 Reporting Requirements	58

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01 Events of Default	60

ARTICLE IX
THE AGENT

SECTION 9.01 Authorization and Action	62

SECTION 9.02 Agent’s Reliance, Etc.	63

SECTION 9.03 CUSA, Citibank and Affiliates	63

SECTION 9.04 Lender Credit Decision	64

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I-A	-	Commitment Amounts
Schedule I-B	-	List of Applicable Lending Offices
Schedule II	-	Existing Liens
Schedule III	-	Change of Control
Schedule IV	-	Outstanding Balance of Existing Letters of Credit
Schedule V	-	LC Subsidiaries
Schedule VI	-	Subsidiary Borrowers
Schedule VII	-	ERISA Matters
Schedule VIII	-	Environmental Matters
Schedule IX	-	Existing Debt

EXHIBITS

Exhibit A	-	Notice of Borrowing
Exhibit B	-	Form of Promissory Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of In-House Counsel to the Loan Parties
Exhibit D-2	-	Form of Corporate Opinion of Special New York Counsel to the Loan Parties
Exhibit E	-	Form of Opinion of Special New York Counsel to the Agent
Exhibit F	-	Form of Assumption Agreement

CREDIT AGREEMENT, dated as of August 30, 2004 (this “Agreement”), among The Gap, Inc., a Delaware corporation (the “Borrower”), the LC Subsidiaries (as hereinafter defined), the Subsidiary Borrowers (as hereinafter defined), the banks and financial institutions (the “Lenders”) listed on the signature pages hereof, the Issuing Banks (as hereinafter defined), Citigroup Global Markets Inc. (“CGMI”) and Banc of America Securities LLC as joint lead arrangers and joint book managers (the “Joint Lead Arrangers”), Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank as co-syndication agents (the “Co-Syndication Agents”), and Citicorp USA, Inc. (“CUSA”), as agent (the “Agent”) for the Lenders and the Issuing Banks hereunder.

PRELIMINARY STATEMENTS:

(1) The Borrower, certain of its subsidiaries, certain banks and financial institutions, and the Agent entered into a Credit Agreement dated as of June 25, 2003 (the “Existing Credit Agreement”).

(2) The Borrower, the LC Subsidiaries, the Subsidiary Borrowers, the Lenders, the Issuing Banks, the Joint Lead Arrangers, the Co-Syndication Agents and the Agent desire to enter into this Agreement to replace the Existing Credit Agreement and provide other financing facilities to the Borrower, the LC Subsidiaries and the Subsidiary Borrowers as set forth below.

NOW THEREFORE, the Borrower, the LC Subsidiaries, the Subsidiary Borrowers, the Lenders, the Issuing Banks, the Joint Lead Arrangers, the Co-Syndication Agents and the Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance; and means a Swing Line Advance by a Swing Line Lender to a Subsidiary Borrower as the context may require.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

“Alternative Currency” means any lawful currency other than Dollars which is freely transferable and convertible into Dollars and which an Issuing Bank or Swing Line Lender can obtain in the ordinary course of its business.

“Applicable Facility Fee” means, as of any date a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Applicable Facility Fee	.100%	.125%	.150%	.200%	.250%	.375%

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Letter of Credit Fee” means as of any date, a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Applicable Letter of Credit Fee	.22500%	.28125%	.33750%	.45000%	.56250%	.67500%

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Base Rate Applicable Margin	.000%	.000%	.000%	.000%	.000%	.125%
Eurodollar Rate Applicable Margin	.275%	.375%	.475%	.550%	.750%	.875%

“Applicable Utilization Fee” means, as of any date a percentage per annum determined by reference to the applicable Performance Level in effect on such date as set forth below:

PERFORMANCE LEVEL	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
Applicable Utilization Fee	.125%	.125%	.125%	.250%	.250%	.250%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent (if such acceptance is required by this Agreement), in substantially the form of Exhibit C.

“Assuming Lender” means an Eligible Assignee acceptable to the Agent and each Issuing Bank and not previously a Lender that becomes a Lender hereunder pursuant to Section 2.04(c) and which has a Commitment of not less than $10,000,000.

“Assumption Agreement” means an agreement, substantially in the form of Exhibit F, by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.04(c), agreeing to be bound by all obligations of a Lender hereunder.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1/2% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by the Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Agent from three New York certificate of deposit dealers of recognized standing selected by the Agent, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(c) 1/2% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.06(a).

“Borrowing” means a borrowing, consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City or San Francisco, California and a day on which wire transfers may be effectuated among member banks of the Federal Reserve System through use of the fedwire funds transfer system and (i) if the applicable Business Day relates to any Eurodollar Rate Advances, a day on which dealings are carried on in the London interbank market and (ii) if the applicable Business Day relates to any Swing Line Advance or Letter of Credit denominated in an Alternative Currency, a day on which commercial banks are open for business in the country of issue of such Alternative Currency and on which dealings in such Alternative Currency are carried on by such commercial banks in such country of issue (if such Alternative Currency is other than the Euro) or if such Alternative Currency is the Euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is in operation.

“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with

GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means the obligations of any Person to pay rent or other amounts under a Capital Lease, the amount of which is required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.

“Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower unless the Persons replacing such individuals were nominated by the Board of Directors of the Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; provided, that, the Person or group of Persons referred to in clauses (i) and (iii) of this definition of Change of Control shall not include any Person listed on Schedule III or any group of Persons in which one or more of the Persons listed on Schedule III are members.

“Citibank” means Citibank, N.A.

“Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule I-A under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender with respect thereto in the Register maintained by the Agent pursuant to Section 10.07, in each case as such amount may be reduced or increased pursuant to Section 2.04.

“Commitment Percentage” means, with respect to each Lender, the percentage which the then existing Commitment of such Lender is of the Commitments of all Lenders; provided, however, that with respect to Letters of Credit which expire after the Termination Date has occurred, the Commitment Percentage of each Lender shall be the percentage which Lender’s Commitment immediately prior to the Termination Date is of the Commitment of all Lenders immediately prior to the Termination Date.

“Confidential Information” means certain non-public, confidential or proprietary information and material disclosed, from time to time, either orally, in writing, electronically or in some other form by the Borrower in connection with the Loan Documents. Confidential Information shall include, but not be limited to non-public, confidential or proprietary information, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, documentation, screens, icons, schematics, software programs, source documents and other MIS related information; contracts, customer lists, financial information, financial forecasts, sales and marketing plans and information and business plans, products and product designs; textile projections and results; ideas, designs and artwork for all types of marketing, advertising, public relations and commerce (including ideas, designs and artwork related to the World Wide Web and any Web Site of the Borrower or any Subsidiary); textile designs; advertising, strategies, plans and results; sourcing information; vendor lists, potential product labeling and marking ideas; all materials including, without limitation, documents, drawings, samples, sketches, designs, and any other information concerning, color palette and color standards furnished to a Recipient by the Borrower or any Subsidiary; customer base(s); and other non-public information relating to the Borrower’s or any Subsidiary’s business.

“Consolidated” and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of the Borrower referred to in Section 6.01(f).

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08 or 2.09.

“Credit Extension” means each of the following: (a) an Advance made or to be made to the Borrower or any Subsidiary Borrower; and (b) with respect to any Letter of Credit, any issuance, extension of the expiry date, or increase in the amount thereof, for the account of the Borrower or any LC Subsidiary.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (excluding any deferred purchase price that constitutes an account payable incurred in the ordinary course of business) of property or services, (ii) all obligations of such Person in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or to purchase, redeem or acquire for value any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable incurred in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (v) all Capital Lease Obligations, (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, (vii) all Debt referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt and (viii) all mandatorily redeemable preferred stock of such Person, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock.

“Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I-B or in the Assignment and Acceptance pursuant to which it became Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, all determined on a Consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Effective Date” has the meaning specified in Section 5.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that, such bank is acting through a branch or agency located in the United States; (iii) a Person that is primarily engaged in the business of commercial banking and that is (a) a Subsidiary of a Lender, (b) a Subsidiary of a Person of which a Lender is a Subsidiary, or (c) a Person of which a Lender is a Subsidiary; (iv) any Lender or Affiliate of a Lender; (v) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; and (vi) any other Person acceptable to the Issuing Banks and the Agent and, provided no Event of Default is continuing, the Borrower. No Loan Party or any Affiliate thereof shall be an Eligible Assignee.

“Environmental Law” means any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group of which the Borrower or any Subsidiary of the Borrower is a member or which is under common control with the Borrower or any Subsidiary of the Borrower within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means a reportable event with respect to a Plan within the meaning of §4043 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I-B or in the Assignment and Acceptance pursuant to which it became Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits in U.S. dollars appear on page 3750 (or any successor page thereto) of the Dow Jones Telerate Screen two Business Days before the first day of such Interest Period and for a term comparable to such Interest Period, or (ii) if such rate does not so appear on the Dow Jones Telerate Screen on any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits in U.S. dollars appear on the Reuters Screen LIBO Page two Business Days before the first day of such Interest Period and for a term comparable to such Interest Period, provided, however, that if the Reuters Screen LIBO Page is being used to determine the Eurodollar Rate at any date of determination and more than one rate is specified thereon as the London interbank offered rate for deposits in U.S. dollars, the applicable rate shall be the average of all such rates (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum), or (iii) if such rate does not so appear on either the Dow Jones Telerate Screen or Reuters Screen LIBO Page on any date of determination, then, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period. In such circumstances, the Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of the applicable rates given to and received by the Agent from the Reference Banks two Business Days prior to the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.06(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1).

“Existing Letter of Credit” has the meaning specified in Section 3.11.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Borrower’s financial statements referred to in Section 6.01 (f).

“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the amount equal to the sum of (i) Consolidated EBITDA and (ii) Lease Expense in each case for the Borrower and its Subsidiaries for such period, to (b) the sum of (i) Consolidated Interest Expense and (ii) Lease Expense, in each case for the Borrower and its Subsidiaries for such period.

“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt” means, as of any date of determination, all indebtedness (including Capital Lease Obligations but excluding all accounts payable incurred in the ordinary course of business) of the Borrower and its Subsidiaries on a Consolidated basis that would (or would be required to) appear as liabilities for long-term Debt, short-term Debt, current maturities of Debt, and other similar interest-bearing obligations on a Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 7.04.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Hazardous Substance” means (i) any hazardous substance or toxic substance as such terms are presently defined or used in § 101(14) of CERCLA (42 U.S.C. § 9601(14)), in 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “hazardous substance” or “toxic substance” for purposes of CERCLA or any other applicable law.

“Hedge Agreements” means (a) any and all interest rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Information Memorandum” means the information memorandum dated August 2004 prepared in connection with this Agreement.

“Interest Expense” of any Person for any period means the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Debt (including the interest portion of rentals under Capital Leases) and all but the principal component of payments in respect of conditional sales, equipment trust or other title retention agreements paid, accrued or scheduled to be paid or accrued by such Person during such period, net of interest income, determined in accordance with GAAP.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Type of Advance or the date of the Conversion of any Advance into such Type of an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3, 6, 9 or, if acceptable to the Majority Lenders, 12 months in the case of a Eurodollar Rate Advance, in each case as the Borrower may, upon notice received by the

Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period which ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) the Borrower may request in a Notice of Borrowing an Interest Period of 12 months for a Eurodollar Rate Advance and the Interest Period for such Eurodollar Rate Advance shall be 12 months, if, and only if, the Agent determines a Eurodollar Rate for the tenor of such Interest Period and the Majority Lenders do not notify the Agent pursuant to Section 2.08(b) that the Eurodollar Rate for such Interest Period will not adequately reflect the cost to the Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period; if both of the preceding conditions are not satisfied with respect to such requested 12 month Interest Period, the duration of the requested Interest Period shall be the alternative specified in the Notice of Borrowing, or, if no alternative Interest Period is selected, 6 months.

“Investment” has the meaning specified therefor in Section 7.02(c).

“Issue” means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the term “Issued” or “Issuance” shall have corresponding meanings.

“Issuing Bank” means Citibank, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, or any other Lender which agrees to become, and is designated as an Issuing Bank under Section 2.04(d) or any Affiliate thereof as agreed to from time to time by the Borrower and such Issuing Bank, that may from time to time Issue Letters of Credit for the account of the Borrower or for the account of any LC Subsidiary.

“Issuing Commitment” means, as to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule I-A under the caption Issuing Commitment, as such amount may be reduced or increased pursuant to Section 2.04 or 3.10.

“L/C Collateral Account” has the meaning given in Section 8.01.

“LC Subsidiary” means, as of the date hereof, the Subsidiaries of the Borrower listed on Schedule V and, after the date hereof, any other Subsidiary of the Borrower that may from time to time become a party hereto (with respect to Letters of Credit only) and in connection therewith such other Subsidiary shall execute such documents as are reasonably requested by the Agent to evidence its agreement to be bound hereunder as an LC Subsidiary, and for whose account an Issuing Bank may from time to time Issue Letters of Credit.

“Lease Expense” means, with respect to any Person, for any period for such Person and its subsidiaries on a Consolidated basis, lease and rental expense accrued during such period under all leases and rental agreements, other than Capital Leases and leases of personal property, determined in conformity with GAAP.

“Lender Party” means any Lender and any Issuing Bank.

“Lenders” means the Lenders listed on the signature pages hereof as Lenders and as Swing Line Lenders, as the context may require, and each Eligible Assignee that shall become a party hereto pursuant to Section 10.07.

“Letter of Credit” means either a Trade Letter of Credit or a Standby Letter of Credit which in either case is in form satisfactory to the respective Issuing Bank, which is at any time Issued by such Issuing Bank pursuant to Article III, in each case as amended, supplemented or otherwise modified from time to time.

“Letter of Credit Liability” means, as of any date of determination, all then existing liabilities of the Borrower and the LC Subsidiaries to the Issuing Banks in respect of the Letters of Credit Issued for the Borrower’s account and for the account of the LC Subsidiaries, whether such liability is contingent or fixed, and shall, in each case, consist of the sum of (i) the aggregate maximum amount (the determination of such maximum amount to assume compliance with all conditions for drawing) then available to be drawn under such Letters of Credit (including, without limitation, amounts available under such Letters of Credit for which a draft has been presented but not yet honored) and (ii) the aggregate amount which has then been paid by, and not been reimbursed to, the Issuing Banks under such Letters of Credit. For the purposes of determining the Letter of Credit Liability, the face amount of Letters of Credit outstanding in an Alternative Currency shall be expressed as the equivalent of such Alternative Currency in Dollars.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the amount equal to Consolidated Funded Debt for the most recently completed four consecutive Fiscal Quarters ending on or prior to such date, to (b) Consolidated EBITDA for the most recently completed four consecutive Fiscal Quarters ending on or prior to such date, in each case for the Borrower and its Subsidiaries as of such date.

“Lien” means any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other lien, or other charge or encumbrance, upon property or rights (including after-acquired property or rights), or any preferential arrangement with respect to property or rights (including after-acquired property or rights) which has the practical effect of constituting a security interest or lien.

“Loan Documents” means, collectively, this Agreement, any note delivered pursuant to Section 2.02(g), and each application or agreement and other documents delivered in connection with Letters of Credit pursuant to Section 3.03, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrower, each of the LC Subsidiaries and each of the Subsidiary Borrowers.

“Majority Lenders” means, at any time, the Lenders having at least 51% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or are otherwise no longer in effect, then the Lenders holding Credit Extensions representing at least 51% of the aggregate amount of Credit Extensions.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries, taken as a whole; provided, that a downgrade of the Borrower’s public debt ratings or a Negative Pronouncement shall not by itself be deemed to be a material adverse change; provided, further, the occurrence or subsistence of any such material adverse change which has been disclosed (a) by the Borrower in any filing made with the Securities and Exchange Commission prior to the date of this Agreement, (b) by the Borrower in a public announcement prior to the date of this Agreement, or (c) in the Information Memorandum prior to the date of this of this Agreement, shall not constitute a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Negative Pronouncement” means a public announcement by either S&P or Moody’s in respect to a possible downgrade of, or negative outlook with respect to, the public debt rating of the Borrower.

“Net Income” of any Person means, for any period, net income before (i) extraordinary items, (ii) the results of discontinued operations and (iii) the effect of any cumulative change in accounting principles, determined in accordance with GAAP.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01(e). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnity payments and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing items that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning specified in Section 4.02(b).

“Payment Office” means the office of the respective Issuing Bank as shall be from time to time selected by such Issuing Bank and notified by such Issuing Bank to the Borrower, the LC Subsidiaries, and the Lenders.

“Performance Level” means Performance Level 1, Performance Level 2, Performance Level 3, Performance Level 4, Performance Level 5, or Performance Level 6, as identified by reference to the Public Debt Rating and Leverage Ratio in effect on such date as set forth below:

Performance Level	Public Debt Rating

Level 1	Long-Term Senior Unsecured Debt of the Borrower Rated at least A- by S&P or A3 by Moody’s or the Leverage Ratio is less than or equal to 1.25:1.00

Level 2	Long-Term Senior Unsecured Debt of the Borrower Rated less than Level I but at least BBB+ by S&P or Baa1 by Moody’s or the Leverage Ratio is less than or equal to 1.25:1.00

Level 3	Long-Term Senior Unsecured Debt of the Borrower Rated less than Level II but at least BBB by S&P or Baa2 by Moody’s or the Leverage Ratio is less than or equal to 1.25:1.00

Level 4	Long-Term Senior Unsecured Debt of the Borrower Rated less than Level III but at least BBB- by S&P or Baa3 by Moody’s or the Leverage Ratio is less than or equal to 1.50:1.00

Level 5	Long-Term Senior Unsecured Debt of the Borrower Rated less than Level IV but at least BB+ by S&P or Ba1 by Moody’s or the Leverage Ratio is less than or equal to 1.75:1.00

Level 6	Long-Term Senior Unsecured Debt of the Borrower Rated less than Level 5 or the Leverage Ratio is greater than 1.75:1.00

For purposes of this definition, the Performance Level shall be determined by the applicable public debt rating or Leverage Ratio as follows: (a) the public debt ratings above shall be determined as follows: (i) the public debt ratings shall be determined by the then-current rating announced by either S&P or Moody’s, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Borrower, (ii) if only one of S&P and Moody’s shall have in effect a public debt rating, the Performance Level shall be determined by reference to the available rating; (iii) if neither S&P nor Moody’s shall have in effect a public debt rating, the applicable Performance Level will be Performance Level 6; (iv) if the ratings on the Borrower’s long-term senior unsecured debt established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings, provided, that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the public debt rating will be determined based upon the level that is one level above the lower of such ratings; (v) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (vi) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the public debt rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be; (b) the Leverage Ratio shall be determined on the basis of the most recent certificate of the Borrower to be delivered pursuant to Section 7.04(c) for the most recently ended Fiscal Quarter or Fiscal Year and any change in the Leverage Ratio shall be effective one Business Day after the date on which the Agent receives such certificate; provided, that until the Borrower has delivered to the Agent such certificate pursuant to Section 7.04(c) in respect of the second Fiscal Quarter of 2004, the Leverage Ratio shall be deemed to be at Level 4; provided, further, that for so long as the Borrower has not delivered such certificate when due pursuant to Section 7.04(c), the Leverage Ratio shall be deemed to be at Level 6 until the respective certificate is delivered to the Agent; and (c) the Performance Level shall be determined in accordance with the Borrower’s respective public debt rating and Leverage Ratio, provided, that, if the Borrower’s public debt rating and the Leverage Ratio shall fall within different levels, the Performance Level will be determined by the higher of the public debt rating and the Leverage Ratio, provided, further, that, in the event that the lower of the Borrower’s public debt rating and the Leverage Ratio is more than one level below the higher of the Borrower’s public debt rating and the Leverage Ratio, the Performance Level shall be determined based upon the level that is one level above the lower of the Borrower’s public debt rating and the Leverage Ratio.

“Permitted Lien” means:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due or to the extent contested, in good faith, by appropriate proceedings and for which adequate reserves have been established;

(ii) Liens imposed by law, such as materialman’s, mechanic’s, carrier’s, worker’s, landlord’s and repairman’s Liens and other similar Liens arising in the ordinary course of business which relate to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith, by appropriate proceedings and for which reserves required by GAAP have been established;

(iii) pledges or deposits in the ordinary course of business to secure obligations (including to secure letters of credit posted in connection therewith) under worker’s compensation or unemployment laws or similar legislation or to secure the performance of leases or contracts (including insurance contracts issued by insurance companies which are Subsidiaries of the Borrower) entered into in the ordinary course of business or of public or statutory obligations, bids, or appeal bonds;

(iv) zoning restrictions, easements, licenses, landlord’s Liens or restrictions on the use of property which do not materially impair the use of such property in the operation of the business of the Borrower or any of its Subsidiaries;

(v) Liens upon assets subject to a Capital Lease and securing payment of the obligations arising under such Capital Lease;

(vi) Liens of the Borrower and its Subsidiaries not described in the foregoing clauses (i) through (v) existing on the Effective Date and listed on Schedule II and any extensions, renewals or replacements of such Liens for the same or lesser amount, provided, that, no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(vii) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(f); and

(viii) Liens arising out of or pursuant to this Agreement.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate for its employees and subject to Title IV of ERISA.

“Recipient” has the meaning specified in Section 10.10.

“Reference Banks” means Citibank, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank.

“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer or treasurer of the Borrower or other executive officer of the Borrower who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice.

“Register” has the meaning specified in Section 10.07(c).

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Standby Letter of Credit” means a letter of credit or other credit support instrument issued for the benefit of a Person party to a contractual arrangement with the Borrower or any of its Subsidiaries as credit support for the obligations of the Borrower or such Subsidiary thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary Borrower” means, as of the date hereof, the Subsidiaries of the Borrower listed on Schedule VI and, after the date hereof, any other Subsidiary of the Borrower that may from time to time become a party hereto (with respect to Swing Line Advances only) and in connection therewith such other Subsidiary shall execute such documents as are reasonably requested by the Agent to evidence its agreement to be bound hereunder as a Subsidiary Borrower, and to whom the Swing Line Lenders may from time to time make Swing Line Advances.

“Subsidiary Obligations” has the meaning specified in Section 4.05.

“Swing Line Advance” means an advance made by a Swing Line Lender pursuant to Section 2.01(b).

“Swing Line Lender” means each Lender designated as such on the signature pages hereto and each other Lender which agrees from time to time to act as a Swing Line Lender.

“Swing Line Commitment” means $3,000,000 on the Effective Date, as such amount may be increased or reduced from time to time pursuant to Section 2.04(b), provided, that the Swing Line Commitment may not be more than $75,000,000 (or its equivalent in the respective Alternative Currencies).

“Tangible Net Worth” means the consolidated shareholder’s equity of the Borrower and its Subsidiaries, determined in accordance with GAAP less goodwill and other intangibles (other than patents, trademarks, licenses, copyrights and other intellectual property and prepaid assets).

“Taxes” has the meaning specified in Section 4.02(a).

“Termination Date” means August 30, 2009, or the earlier date of termination in whole of the Commitments pursuant to Section 2.04(a) or 8.01.

“Total Assets” means, as of any date of determination, the consolidated assets of the Borrower and its Subsidiaries at the end of the Fiscal Quarter immediately preceding such date, determined in accordance with GAAP.

“Trade Letter of Credit” means a direct-pay trade or documentary letter of credit issued for the benefit of a vendor in connection with the purchase of goods by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Type” refers to the distinction among Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCP” has the meaning specified in Section 3.09.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied in a consistent manner with that applied in the preparation of the financial statements referred to in Section 6.01(f).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment, provided, that, the Lenders shall not be obligated to, and shall not, make any Advances as part of a Borrowing if after giving effect to such Borrowing, the sum of the then outstanding aggregate amount of all Borrowings, the aggregate Swing Line Commitment then in effect (computed without giving regard to usage) and the then outstanding aggregate amount of all Letter of Credit Liability shall exceed the aggregate amount of the Commitments in effect from time to time. Each Borrowing shall be in an aggregate amount not less than (A) $15,000,000, in the case of a Borrowing consisting of Eurodollar Rate Advances and (B) $1,000,000, in the case of a Borrowing consisting of Base Rate Advances, or, in each case, in integral multiples of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

(b) The Swing Line Advances. A Subsidiary Borrower may request the respective Swing Line Lender to make, and such Swing Line Lender shall on the terms and conditions hereinafter set forth, make Swing Line Advances in Dollars or the respective Alternative Currency to such Subsidiary Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount, when combined with all Swing Line Advances of all Swing Line Lenders, not to exceed the lesser of (i) the Swing Line Commitment then in effect and (ii) such Swing Line Lender’s Commitment. Each Swing Line Advance shall be in an amount of $100,000 (or its equivalent in the respective Alternative Currency) or an integral multiple thereof and shall bear interest at a rate to be agreed on by the respective Subsidiary Borrower and the respective Swing Line Lender. Within the limits of the first sentence of this Section 2.01(b), the respective Subsidiary Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.05(b), prepay pursuant to Section 2.10(b) and reborrow under this Section 2.01(b).

SECTION 2.02 Making the Advances. (a) Each Borrowing shall be made on notice given not later than (i) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing, if such proposed Borrowing consists of Eurodollar Rate Advances and (ii) 10:00 A.M. (New York City time) on the day of such proposed Borrowing, if such proposed Borrowing consists of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier or telephone (and if by telephone, confirmed immediately in writing), in substantially the form of Exhibit A, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 2:00 p.m.

(New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 10.02, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, the Agent will make such funds available to the Borrower at the Agent’s aforesaid address.

(b) (i) Each Swing Line Advance shall be made on such notice and on such terms (subject to the provisions of Section 2.05 (b)) as are agreed to from time to time between the respective Subsidiary Borrower and the respective Swing Line Lender. Upon fulfillment of the applicable conditions set forth in Article V, the respective Swing Line Lender will make such funds available to the respective Subsidiary Borrower. No later than 30 days after the end of each calendar quarter, each Swing Line Lender shall deliver to the Agent a report as to the outstanding amount of Swing Line Advances by such Swing Line Lender as of the end of such quarter and the identity of the respective Subsidiary Borrower. In addition, each Swing Line Lender will provide such information as to the Swing Line Advances made by such Swing Line Lender as is requested by the Agent from time to time.

(ii) Upon demand by the respective Swing Line Lender, with a copy of such demand to the Agent (which shall give prompt notice thereof to each Lender), each Lender shall purchase from such Swing Line Lender, and such Swing Line Lender shall sell and assign to each such Lender, such Lender’s ratable share (as determined by reference to such Lender’s Commitment Percentage) of any outstanding Swing Line Advance by such Swing Line Lender as of the date of such demand, by making available to the respective Swing Line Lender, an amount equal to such ratable share. If such Swing Line Advance is denominated in an Alternative Currency, the payment to be made by the Lenders pursuant to the preceding sentence shall be Converted into Dollars by the Swing Line Lender at a rate determined by such Swing Line Lender as provided in Section 3.12(a). Each Lender hereby agrees to purchase its ratable share of an outstanding Swing Line Advance on (A) the Business Day on which demand therefor is made by the respective Swing Line Lender so long as notice of such demand is given not later than one Business Day prior to such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. The respective Subsidiary Borrower, hereby agrees to each such sale and assignment. Upon any such assignment by the respective Swing Line Lender to any Lender of a portion of a Swing Line Advance, the respective Swing Line Lender represents and warrants to such Lender that such Swing Line Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made its ratable share of any applicable Swing Line Advance available to the respective Swing Line Lender in accordance with the foregoing provisions of this Section 2.02(b)(ii), such Lender hereby agrees to pay to the respective Swing Line Lender forthwith on demand the amount of its ratable share, together with interest thereon, for each day from the date of demand by such Swing Line Lender therefor until the date such amount is paid to such Swing Line Lender, at the Federal Funds Rate. If such Lender shall pay to such Swing Line Lender the amount of its ratable share on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the respective Swing Line Lender shall be reduced by such amount on such Business Day.

(iii) The obligation of each Lender to purchase its ratable share of each outstanding Swing Line Advance upon demand by the respective Swing Line Lender therefor pursuant to clause (ii) of this Section 2.02(b) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms of clause (ii) of this Section 2.02(b) under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(B) the existence of any claim, set-off, defense or other right that such Lender may have at any time against the respective Swing Line Lender, the respective Subsidiary Borrower or any other Person, whether in connection with the transactions contemplated by the Loan Documents or any unrelated transaction;

(C) the occurrence and continuance of any Default or Event of Default;

(D) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(E) the failure of the respective Subsidiary Borrower to comply with the applicable conditions set forth in Article V.

(c) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 multiplied by the number of Lenders.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower or the respective Subsidiary Borrower, as the case may be. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article V, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Agent shall have received notice from a Lender (i) in the case of any Borrowing consisting of (A) Eurodollar Rate Advances or (B) Base Rate Advances for which the Notice of Borrowing is given other than on the date thereof, prior to the date of such Borrowing or (ii) in the case of any Borrowing consisting of Base Rate Advances for which the Notice of Borrowing is given on the date thereof, prior to the time at which such Lender is required to fund such Borrowing, which notice shall in either case state that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (x) in the case of the Borrower or the respective Subsidiary Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (y) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g) The Borrower shall, if requested by any Lender, execute and deliver a promissory note, in substantially the form of Exhibit B, payable to the order of such Lender in an original principal amount equal to such Lender’s Commitment, duly executed by the Borrower.

SECTION 2.03 Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee, from the date hereof in the case of each initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance, respectively, pursuant to which it became Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Facility Fee in effect from time to time, (i) on the amount of such Lender’s Commitment (computed without giving effect to any usage of the Commitment of such Lender), payable quarterly in arrears on the last day of each January, April, July and October and on the Termination Date; and (ii) on the aggregate amount of Letter of Credit Liability under all Letters of Credit that are outstanding beyond the Termination Date (regardless of the actual or deemed usage thereof) payable in arrears on the last day of each January, April, July and October after the Termination Date and on the first day after the Termination Date on which no Letters of Credit are outstanding.

(b) Utilization Fee. The Borrower agrees to pay to the Agent for the account of each Lender a utilization fee, accruing, during all periods from and after the Effective

Date when the aggregate amount of outstanding Advances (including any outstanding Swing Line Advances) exceeds 50% of the aggregate Commitments (without regard to any usage thereof), at a rate per annum equal to the Applicable Utilization Fee in effect from time to time on the aggregate amount of Advances (including any Swing Line Advances) by such Lender outstanding from time to time during such periods, payable quarterly in arrears on the last day of each January, April, July and October and on the Termination Date.

(c) Other Fees. The Borrower hereby agrees to pay the fees and charges referred to in that certain letter agreement, dated as of the date hereof, among the Borrower, the Issuing Banks and the Agent.

SECTION 2.04 Reduction and Increase of the Commitments; Reduction and Increase of the Swing Line Commitment; Additional Issuing Banks. (a) The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to irrevocably terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided, that, after giving effect to such reduction, the Commitments are not less than the sum of the aggregate amount of all Letter of Credit Liability, the aggregate Swing Line Commitment then in effect (computed without giving regard to usage), and the then outstanding amount of all Borrowings; provided, further, that, each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Not more frequently than four times in any calendar year starting on the Effective Date, the Borrower shall have the right, upon at least three Business Days’ notice to the Agent and the Swing Line Lenders to reduce in whole or in part the unused portion of the Swing Line Commitment or increase the amount of the Swing Line Commitment; provided, that, after giving effect to any such reduction, the Swing Line Commitment is not less than the outstanding amount of all Swing Line Advances; provided, further, that, each partial reduction or increase shall be in the amount of $3,000,000 or an integral multiple of $500,000 in excess thereof (or, in each case, the equivalent amount in the respective Alternative Currency), provided, further, that, the Swing Line Commitment, after giving effect to any increase thereof proposed herein, shall not exceed $75,000,000 and, together with the then outstanding aggregate amount of all Borrowings and the then outstanding aggregate amount of all Letter of Credit Liability, shall not exceed the aggregate amount of the Commitments in effect from time to time and at the time of any proposed increase in the Swing Line Commitment and after giving effect thereto, no event has occurred and is continuing which constitutes an Event of Default or Default and, provided, further, that, the Agent shall record any such increase or decrease in the Swing Line Commitment in the Register.

(c) Not more frequently than twice in any calendar year, the Borrower shall have the right prior to the Termination Date to (i) increase the amount of the Commitments of one or more Lenders (subject to the consent of such Lenders in their sole and absolute discretion), (ii) add one or more Assuming Lenders as Lenders (subject to the consent of the Agent and the Issuing Banks in their sole and absolute discretion) and (iii) increase the Issuing Commitment of an Issuing Bank (subject to the consent of such Issuing Bank in its sole and absolute discretion) (each such increase under clause (i), (ii) or (iii) being a “Commitment Increase”), on and subject to the following terms:

(i) The aggregate amount of the increase in the Commitments shall not exceed $250,000,000 after the date hereof;

(ii) The amount of each Commitment Increase by any Lender or any Assuming Lender shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(iii) No proposed Commitment Increase shall occur unless each of the following requirements in respect thereof shall have been satisfied:

(A) The Agent shall have received from the Borrower an irrevocable written notice (a “Commitment Increase Notice”), dated not earlier than 60 days before the proposed Commitment Increase Effective Date (as defined below) therefor and not later than 30 days (or such shorter period agreed to by the Agent) before such proposed Commitment Increase Effective Date, that (1) specifies (w) (if applicable) the proposed Issuing Commitment increase of each Issuing Bank and/or of the Lenders which are to become Issuing Banks and the amount of each Issuing Bank’s Issuing Commitment after giving effect thereto, (x) the aggregate amount of the proposed Commitment Increase, (y) the Lenders whose Commitments are to be increased by the proposed Commitment Increase and/or the Assuming Lenders which are to become Lenders and the amount by which each such Lender’s Commitment is to be so increased and/or the amount of each such Assuming Lender’s Commitment and (z) the date (the “Commitment Increase Effective Date”) on which the proposed Commitment Increase shall become effective, and (2) has been signed by each Lender whose Commitment is to be increased, evidencing the consent of such Lender to the proposed Commitment Increase and each Issuing Bank whose Issuing Commitment is to be increased evidencing the consent of such Issuing Bank thereto and/or by each such Assuming Lender; and

(B) On and as of the Commitment Increase Effective Date of the proposed Commitment Increase (1) the following statements shall be true (and the giving of the applicable Commitment Increase Notice shall constitute a representation and warranty by the Borrower that on such Commitment Increase Effective Date such statements are true):

(x) The representations and warranties contained in Section 6.01 are correct on and as of such Commitment Increase Effective Date before and after giving effect to the proposed Commitment Increase, as though made on and as of such date; and

(y) No event has occurred and is continuing, or would result from such Commitment Increase, which constitutes an Event of Default or Default; and

(z) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

(iv) Promptly following its receipt of a Commitment Increase Notice in proper form, the Agent shall deliver copies thereof to each Lender and Issuing Bank. If, and only if, all of the terms, conditions and requirements specified in paragraphs (i) through (iv) are satisfied in respect of any proposed Commitment Increase on and as of the proposed Commitment Increase Effective Date thereof and in the case of each such Assuming Lender, an Assumption Agreement, duly executed by such Assuming Lender, the Agent and the Borrower, has been received by the Agent, then, as of such Commitment Increase Effective Date and from and after such date, (1) the Commitments of the Lenders consenting to such Commitment Increase shall be increased by the respective amounts specified in the Commitment Increase Notice pertaining thereto, (2) references herein to the amounts of the Lenders’ respective Commitments shall refer to respective amounts giving effect to such Commitment Increase, and (3) each such Assuming Lender shall be a Lender and Issuing Bank, if applicable, for all purposes hereof, and the Agent shall record all relevant information with respect to such Assuming Lender and its Commitment and, if applicable, with respect to any increased Issuing Commitment of an Issuing Bank in the Register;

(v) It is understood that no Lender or Issuing Bank shall have any obligation whatsoever to agree to any request made by the Borrower for a Commitment Increase;

(vi) As part of such Commitment Increase, such Lender or Assuming Lender shall purchase assignments in the Advances and Commitments of the other Lenders so that after giving effect thereto, the percentage held by each Lender of the aggregate Commitments is the same as prior to such Commitment Increase and such Lender or Assuming Lender shall have acquired a ratable participation in all Swing Line Advances as contemplated by Section 2.02(b). In connection therewith, on each Commitment Increase Effective Date, (A) each Lender whose Commitment has been increased (each such Lender being an “Increasing Lender”) shall, before 2:00 p.m. (New York City time) on such Commitment Increase Effective Date, make available for the account of its Applicable Lending Office to the Agent at the address specified in Section 10.02, in same day funds, an amount equal to the excess of (1) such Increasing Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments of the Lenders (including each such Assuming Lender) outstanding after giving effect to the relevant Commitment Increase) over (2) the aggregate principal amount of then outstanding Advances made by such Increasing Lender and (B) each such Assuming Lender shall before 2:00 p.m. (New York City time) on such Commitment Increase Effective Date, make available for the account of its Applicable Lending Office to the Agent at the address specified in Section 10.02 in same day funds, an amount equal to such Assuming Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments of the Lenders (including each such Assuming Lender) outstanding after giving effect to the relevant Commitment Increase); and

(vii) After the Agent’s receipt of such funds from each such Increasing Lender and such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender (including each such Assuming Lender) after giving effect to such distribution equals such Lender’s ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments of the Lenders outstanding after giving effect to the relevant Commitment Increase).

(d) The Borrower may at any time, upon at least five Business Days’ prior written notice to the Agent and the Lenders or as part of a proposed Commitment Increase pursuant to this Section 2.04, designate (i) as an Issuing Bank any Lender that has agreed in writing to act as an Issuing Bank and (ii) the Issuing Commitment of such Lender. Thereupon, any Lender so designated as an Issuing Bank shall thenceforth issue Letters of Credit on the terms and subject to the conditions herein, and the Agent shall record all relevant information with respect to such Lender as such Issuing Bank in the Register.

SECTION 2.05 Repayment of Advances. (a) The Borrower shall repay in full the principal amount of each Advance made pursuant to Section 2.01(a) owing to each Lender, together with accrued interest and fees thereon, on the Termination Date.

(b) Swing Line Advances. The respective Subsidiary Borrower shall repay the respective Swing Line Lender and each Lender that has made a Swing Line Advance on the earlier of (i) the maturity date for each Swing Line Advance (which maturity shall be no later than 30 days after the date of such Advance) and (ii) the Termination Date, the principal amount of each such Swing Line Advance made by the Swing Line Lender and each such Lender and outstanding on such date.

SECTION 2.06 Interest on Advances. The Borrower or the respective Subsidiary Borrower, as the case may be, shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the respective Applicable Margin in effect from time to time, payable quarterly on the last day of each April, July, October, and January and on the date such Base Rate Advance shall be Converted or paid in full; provided, that, any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance immediately prior to the date on which such principal amount become due.

(b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period plus (y) the respective Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; provided, that, any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance (as if such Advance were a Base Rate Advance) immediately prior to the date on which such principal amount became due.

(c) Swing Line Advances. If such Advance is a Swing Line Advance, a rate per annum as agreed upon by the respective Swing Line Lender and respective Subsidiary Borrower.

SECTION 2.07 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent.

SECTION 2.08 Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining the Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.06(b).

(b) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i) each outstanding Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000 multiplied by the number of Lenders, such Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert on the last day of the Interest Period with respect to such Advance into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $1,000,000 multiplied by the number of Lenders, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance and (ii) the obligations of the Lenders to make, or to convert Advances into, Eurodollar Rate Advances will be suspended.

(f) If fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the

Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09 Voluntary Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

SECTION 2.10 Prepayments of Advances.

(a) The Borrower may (i) upon at least two Business Days’, in the case of Eurodollar Rate Advances and (ii) on the same Business Day, in the case of Base Rate Advances, notice to the Agent (to be received by the Agent prior to 12:00 noon (New York City time)) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid (provided that any prepayment in connection with the termination and refinancing of this Agreement may be conditioned on the closing of such refinancing); provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $15,000,000 if made with respect to Eurodollar Rate Advances, or $1,000,000, if made with respect to Base Rate Advances, and in each case in $1,000,000 integral multiples in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 10.04(b).

(b) The right of any Subsidiary Borrower to prepay any Swing Line Advance shall be as set forth in an agreement between the respective Swing Line Lender and the respective Subsidiary Borrower.

SECTION 2.11 Increased Costs. (a) If, due to either (i) the introduction of or any change at any time after the date of this Agreement (other than any change by way of imposition or increase of reserve requirements in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance after the date of this Agreement with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost (other than an increase in taxes, which increase is dealt with exclusively in Article IV) to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost;

provided, that, the Borrower shall have no obligation to reimburse any Lender for increased costs incurred more than 60 days prior to the date of such demand. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, at any time after the date of this Agreement, any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, that, the Borrower shall have no obligation to pay such compensatory amounts that relate to an actual increase in the capital of such Lender undertaken by such Lender more than 60 days prior to the date of such demand. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender and setting forth the basis for the calculation of such amount shall be conclusive and binding for all purposes, absent manifest error.

(c) Without affecting its rights under Sections 2.11(a) or 2.11(b) or any other provision of this Agreement, each Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by such Lender with respect to which the Borrower would be obligated to compensate such Lender pursuant to Sections 2.11(a) or 2.11(b), such Lender shall use reasonable efforts to select an alternative Applicable Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by such Lender; provided, however, that no Lender shall be obligated to select an alternative Applicable Lending Office if such Lender determines that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full (after the Termination Date) of all Obligations.

SECTION 2.12 Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful or impossible, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.09.

(b) Without affecting its rights under Section 2.12(a) or under any other provision of this Agreement, each Lender agrees that if it becomes unlawful or impossible for such Lender to make, maintain or fund its Eurodollar Rate Advances as contemplated by this Agreement, such Lender shall use reasonable efforts to select an alternative Applicable Lending Office from which such Lender may maintain and give effect to its obligations under this Agreement with respect to making, funding and maintaining such Eurodollar Rate Advances; provided, however, that no Lender shall be obligated to select an alternative Applicable Lending Office if such Lender determines that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.

SECTION 2.13 Subsidiary Borrowers. Any Subsidiary of the Borrower not a Subsidiary Borrower on the date hereof may become a “Subsidiary Borrower” hereunder by delivering to the Agent appropriate authorizations in respect of it entering into this Agreement, an agreement, in form and substance satisfactory to the Agent, wherein such Subsidiary agrees to be bound by all terms and provisions of this Agreement relating to Swing Line Advances to be made to such Subsidiary Borrower and delivers a written consent of the Borrower assenting to the inclusion of such Subsidiary as a “Subsidiary Borrower” hereunder. Unless objected to by the Majority Lenders within the 10 day period referred to below, such Subsidiary shall become a “Subsidiary Borrower” hereunder 10 days after the Agent notifies the Borrower that such agreement and consent are in form and substance satisfactory to it.

ARTICLE III

AMOUNT AND TERMS OF LETTERS OF CREDIT AND PARTICIPATIONS THEREIN

SECTION 3.01 Letters of Credit. (a) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to Issue for the account of the Borrower or any LC Subsidiary, one or more Letters of Credit (in an aggregate amount not in excess of the Issuing Commitment of such Issuing Bank) from time to time during the period from the date of this Agreement until the Termination Date in an aggregate undrawn amount not to exceed at any time the Commitments of the Lenders in effect at such time (inclusive of the Dollar equivalent of Letters of Credit Issued in an Alternative Currency), each such Letter of Credit (except Standby Letter of Credit) upon its Issuance to expire, subject to the following proviso, on or before the date which occurs one year from the date of its Issuance but in any event prior to the Termination Date; provided, however, that if any Letter of Credit shall have an expiration date beyond the Termination Date, the Borrower or any LC Subsidiary, as applicable, shall, at or prior to the

Termination Date deposit cash in the L/C Collateral Account in an amount equal to the Letter of Credit Liability (less the amount, if any, then on deposit in the L/C Collateral Account) as collateral security for the Borrower’s or any LC Subsidiary’s, as applicable, reimbursement obligations in connection therewith, such cash to be returned promptly to the Borrower or such LC Subsidiary, as applicable, when the respective Letter of Credit expires; and provided further, however, that, notwithstanding the foregoing, an Issuing Bank shall not be obligated to, and shall not, Issue any Letter of Credit if:

(i) after giving effect to the Issuance of such Letter of Credit, the sum of the then outstanding aggregate amount of all Letter of Credit Liability, the then outstanding principal amount of all Borrowings and the aggregate Swing Line Commitment then in effect (computed without giving regard to usage) shall exceed the aggregate amount of the Commitments in effect from time to time;

(ii) after giving effect to the Issuance of such Letter of Credit, the then outstanding aggregate amount of all Letter of Credit Liability in respect of Letters of Credit Issued by such Issuing Bank shall exceed the Issuing Commitment of such Issuing Bank; or

(iii) the Agent or the Majority Lenders shall have notified the Issuing Banks and the Borrower that no further Letters of Credit are to be Issued by the Issuing Banks due to failure to meet any of the applicable conditions set forth in Article V, and such notice has not been withdrawn.

(b) Each Issuing Bank shall provide to the Agent in writing, no later than 5 days after the end of each month, a report with respect to the outstanding Letters of Credit issued by such Issuing Bank, which report shall set forth the undrawn amount and drawn but unreimbursed amount as of the end of each day during that month of all such Letters of Credit. Promptly after receiving all of such reports, the Agent shall forward copies thereof to each Lender.

Within the limits of the obligations of the Issuing Banks set forth above and in Section 3.02, the Borrower and each LC Subsidiary may request the Issuing Banks to Issue one or more Letters of Credit, reimburse the Issuing Banks for payments made thereunder pursuant to Section 3.04(a) and request the Issuing Banks to Issue one or more additional Letters of Credit under this Section 3.01.

SECTION 3.02 Limitation on the Issuance of Letters of Credit Denominated in Alternative Currencies. The Issuing Banks shall not be obligated to, and shall not, Issue any Letter of Credit denominated in an Alternative Currency if, after giving effect to the Issuance of any Letter of Credit denominated in an Alternative Currency, the then outstanding aggregate amount of all Letter of Credit Liability with respect to all Letters of Credit denominated in an Alternative Currency equals or exceeds (on a Dollar equivalent basis) $75,000,000.

SECTION 3.03 Issuing the Letters of Credit. Each Letter of Credit shall be Issued on notice from the Borrower or any LC Subsidiary, as the case may be, to the respective Issuing Bank as provided in the application and agreement governing such Letter of Credit specifying the date, amount, currency, expiry and beneficiary thereof and whether such Letter of Credit is a Trade Letter of Credit or Standby Letter of Credit and, if it is a Standby Letter of Credit, the amount of all Standby Letters of Credit then outstanding, accompanied by such documents as such Issuing Bank may specify to the Borrower or LC Subsidiary, as the case may be, in form and substance satisfactory to such Issuing Bank. On the date specified by the Borrower or LC Subsidiary, as the case may be, in such notice and upon fulfillment of the applicable conditions set forth in Section 3.01, such Issuing Bank will Issue such Letter of Credit and shall promptly notify the Agent thereof.

SECTION 3.04 Reimbursement Obligations. (a) The Borrower or the appropriate LC Subsidiary, as the case may be, shall:

(i) pay to the respective Issuing Bank an amount equal to, and in reimbursement for, each amount which such Issuing Bank pays under any Letter of Credit not later than the date which occurs one Business Day after notice from the Issuing Bank to the Borrower or the appropriate LC Subsidiary of payment of such amount by such Issuing Bank under such Letter of Credit; and

(ii) pay to such Issuing Bank interest on any amount paid by such Issuing Bank under any Letter of Credit from the date on which such Issuing Bank pays such amount under any Letter of Credit until such amount is reimbursed in full to such Issuing Bank pursuant to clause (i) above, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Advances immediately prior to the date on which such Issuing Bank makes such payment under such Letter of Credit.

(b) All amounts to be reimbursed to an Issuing Bank in accordance with subsection (a) above may, subject to the limitations set forth in Section 2.01 (inclusive of the minimum borrowing limitations), be paid from the proceeds of Advances.

SECTION 3.05 Participations Purchased by the Lenders. (a) On the date of Issuance of each Letter of Credit the respective Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Lender without recourse or warranty, and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage in effect from time to time, in such Letter of Credit and all Letter of Credit Liability relating to such Letter of Credit and all documents securing, guaranteeing, supporting, or otherwise benefiting the payment of such Letter of Credit Liability. The Agent or such Issuing Bank will notify each Lender promptly after the close of each calendar month of all Letters of Credit then outstanding and of their respective dates of Issue, outstanding amounts (on a Dollar equivalent basis) as at the end of such month, currency, expiry dates and reference numbers.

(b) In the event that any reimbursement obligation under Section 3.04(a) is not paid when due to the respective Issuing Bank with respect to any Letter of Credit, such Issuing Bank shall promptly notify the Agent who shall promptly notify the Lenders of the amount of such reimbursement obligation (on a Dollar equivalent basis in the case of Letters of Credit denominated in an Alternative Currency) and each Lender shall pay to such Issuing Bank, in lawful money of the United States and in same day funds, an amount equal to such Lender’s Commitment Percentage then in effect of the amount of such unpaid reimbursement obligation with such payment to be made on the date of notification to such Lender, if such notification is made prior to 12:00 noon (New York City time) on a Business Day and if such notification is made after 12:00 noon (New York City time) on a Business Day, such payment to be made on the immediately succeeding Business Day, and in each case with interest at the Federal Funds Rate for each day after such payment is due until such amount is paid to such Issuing Bank.

(c) Promptly after the respective Issuing Bank receives a payment (including interest payments) on account of a reimbursement obligation with respect to any Letter of Credit, such Issuing Bank shall promptly pay to each Lender which funded its participation therein, in lawful money of the United States, the Dollar equivalent of funds so received, in an amount equal to such Lender’s Commitment Percentage thereof.

(d) Upon the request of any Lender, the Agent shall furnish, or cause the respective Issuing Bank to furnish, to such Lender copies of any outstanding Letter of Credit and any application and agreement for letter of credit as may be reasonably requested by such Lender.

(e) The obligation of each Lender to make payments under Section 3.05(b) shall be unconditional and irrevocable and shall remain in effect after the occurrence of the Termination Date with respect to any Letter of Credit that was Issued by the respective Issuing Bank on behalf of the Borrower or any LC Subsidiary on or before the Termination Date and such payments shall be made under all circumstances, including, without limitation, any of the circumstances referred to in Section 3.07(b) other than in connection with circumstances involving any willful misconduct or gross negligence of such Issuing Bank in Issuing a Letter of Credit or in determining whether documents presented under a Letter of Credit comply with the terms thereof.

(f) If any payment received on account of any reimbursement obligation with respect to a Letter of Credit and distributed to a Lender as a participant under Section 3.05(c) is thereafter recovered from the respective Issuing Bank in connection with any bankruptcy or insolvency proceeding relating to the Borrower or an LC Subsidiary, each Lender which received such distribution shall, upon demand by such Issuing Bank, repay to such Issuing Bank such Lender’s ratable share of the amount so recovered together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered) of any interest or other amount paid or payable by such Issuing Bank in respect of the total amount so recovered.

SECTION 3.06 Letter of Credit Fees.

(a) Letter of Credit Fee. The Borrower hereby agrees to pay to the Agent for the account of each Lender (in accordance with its Commitment Percentage), a letter of credit fee at a rate per annum equal in the case of Trade Letters of Credit to the

Applicable Letter of Credit Fee in effect from time to time, and in the case of Standby Letters of Credit, to the Applicable Margin applicable to Eurodollar Rate Advances in effect from time to time, on the maximum amount available to be drawn under each such Letter of Credit from time to time (the determination of such maximum amount to assume compliance with all conditions for drawing) from the date of Issuance of each such Letter of Credit until the expiry date of each such Letter of Credit, payable in arrears on the last day of each January, April, July and October prior to the expiry date of each such Letter of Credit and on the expiry date of each such Letter of Credit.

(b) Issuing Bank Fees. The Borrower hereby agrees to pay to each Issuing Bank the fees and charges as agreed to from time to time by such Issuing Bank and the Borrower.

SECTION 3.07 Indemnification; Nature of the Issuing Banks’ Duties. (a) The Borrower agrees to indemnify and save harmless the Agent, the Issuing Banks and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Agent, the respective Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain an Issuing Bank from paying any amount under any Letter of Credit; provided, that, an Issuing Bank shall not be indemnified for any of the foregoing caused by its gross negligence or willful misconduct.

(b) The obligations of the Borrower and each LC Subsidiary hereunder with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any agreement or instrument relating thereto;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any LC Subsidiary may have at any time against the beneficiary, or any transferee, of any Letter of Credit, or the Issuing Banks, any Lender, or any other Person;

(iii) any draft, certificate, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) any lack of validity, effectiveness, or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

(v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vi) any exchange, release or non-perfection of any collateral, or any release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower or an LC Subsidiary in respect of the Letters of Credit;

(vii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the obligations of the Borrower or any LC Subsidiary in respect of the Letters of Credit or any other amendment or waiver of or any consent to departure from all or any of this Agreement;

(viii) any failure of the beneficiary of a Letter of Credit to strictly comply with the conditions required in order to draw upon any Letter of Credit;

(ix) any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(x) any other circumstance or happening whatsoever, whether or not similar to the foregoing;

provided, that, notwithstanding the foregoing, an Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct.

SECTION 3.08 Increased Costs. (a) Change in Law. If, at any time after the date of this Agreement, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by or deposits in or for the account of, the Issuing Banks or any Lender or (ii) impose on the Issuing Banks or any Lender any other condition regarding this Agreement or the Letters of Credit or any collateral thereon, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost (other than an increase in taxes, which increase is dealt with exclusively in Article IV) to such Issuing Bank or such Lender of issuing or maintaining, funding or purchasing participations in the Letters of Credit, then, upon demand by such Issuing Bank or such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Issuing Bank or such Lender, from time to time as specified by such Issuing Bank or such Lender, additional amounts sufficient to compensate such Issuing Bank or such Lender for such increased cost; provided, that, the Borrower shall have no obligation to reimburse an Issuing Bank or any Lender for increased costs incurred more than 60 days prior to the date of such demand. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted by an Issuing Bank or a Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital. If, at any time after the date of this Agreement, an Issuing Bank or any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Issuing Bank or such Lender or any corporation controlling such

Issuing Bank or such Lender and that the amount of such capital is increased by or based upon the existence of such Issuing Bank’s or Lender’s commitment hereunder and other commitments of this type or the issuance of (or commitment to purchase of participations in) the Letters of Credit (or similar contingent obligations), then, upon written demand by such Issuing Bank or such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Issuing Bank or such Lender, from time to time as specified by such Issuing Bank or such Lender, additional amounts sufficient to compensate such Issuing Bank or such Lender or such corporation in the light of such circumstances, to the extent that such Issuing Bank or such Lender reasonably determines such increase in capital to be allocable to the existence of such Issuing Bank’s or such Lender’s commitment hereunder; provided, that, the Borrower shall have no obligation to pay such compensatory amounts that relate to an actual increase in the capital of such Issuing Bank or such Lender undertaken by such Issuing Bank or such Lender more than 60 days prior to the date of such demand. A certificate as to such amounts setting forth the basis for the calculation of such amount submitted to the Borrower and the Agent by an Issuing Bank or a Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.08 shall survive the payment in full (after the Termination Date) of all Obligations.

(d) Without affecting its rights under Sections 3.08(a) or 3.08(b) or any other provision of this Agreement, the Issuing Banks and each Lender agree that if there is any increase in any cost to or reduction in any amount receivable by the respective Issuing Bank or Lender with respect to which the Borrower would be obligated to compensate such Lender pursuant to Sections 3.08(a) or 3.08(b), the respective Issuing Bank or Lender shall use reasonable efforts to select an alternative issuing office or Applicable Lending Office, as the case may be, which would not result in any such increase in any cost to or reduction in any amount receivable by such Issuing Bank or such Lender; provided, however, that the Issuing Banks and each Lender shall not be obligated to select an alternative issuing office or Applicable Lending Office if the respective Issuing Bank or such Lender determines that (i) as a result of such selection such Issuing Bank or such Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Issuing Bank or such Lender.

SECTION 3.09 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (“UCP”) shall in all respects be deemed a part of this Article III as if incorporated herein and shall apply to the Letters of Credit.

SECTION 3.10 Reductions and Increases in Issuing Commitment. (a) The Borrower shall have the right, upon at least three Business Days’ notice to the Issuing Banks and the Agent, to irrevocably reduce in whole or in part an Issuing Bank’s Issuing Commitment, provided, that, each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and no such reduction shall reduce such Issuing

Bank’s Issuing Commitment below the then outstanding aggregate amount of all Letter of Credit Liability in respect of Letters of Credit Issued by such Issuing Bank.

(b) The Borrower may at any time, upon at least five Business Days’ prior written notice to the respective Issuing Bank and the Agent, increase the Issuing Commitment of an Issuing Bank and at the same time reduce by an equivalent amount the Issuing Commitment of one or more of the other Issuing Banks; provided, that such notice is consented to by each Issuing Bank affected by such increase and decrease and provided, further, that the Agent shall record each such increase and decrease of the Issuing Commitment of the respective Issuing Bank in the Register.

SECTION 3.11 Existing Letters of Credit. There currently are outstanding certain Standby Letters of Credit issued pursuant to the Existing Credit Agreement (collectively, the “Existing Letters of Credit”), the outstanding balance of each of which is set forth on Schedule IV (as such Schedule may be modified between the date hereof and the fifth Business Day after the Effective Date). From and after the date hereof and upon fulfillment of the conditions to initial Issuance specified in Section 5.01, each such Existing Letter of Credit shall be deemed and treated for all purposes hereof (including, without limitation, the calculation of fees payable under Section 3.06, and calculating the usage of the respective Issuing Bank’s commitment under Section 3.01) as a “Letter of Credit” hereunder, any participation interest existing prior to the date hereof of any Lender in such Existing Letters of Credit shall, without further action on its part, be deemed extinguished in full and each Lender, without further act on its part, shall be deemed to have purchased a participation in each such Existing Letter of Credit as provided in Section 3.05 in accordance with its Commitment Percentage.

SECTION 3.12 Currency Provisions.

(a) Equivalents. For purposes of the provisions of Article II and III, (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the mean of the bid and offer quoted spot rates at which the respective Issuing Bank’s or Swing Line Lender’s principal office in New York, New York offers to exchange Dollars for such Alternative Currency in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined and (ii) the equivalent in any Alternative Currency of Dollars shall be determined by using the mean of the bid and offer quoted spot rates at which such Issuing Bank’s or Swing Line Lender’s principal office in New York, New York offers to exchange such Alternative Currency for Dollars in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined.

(b) Issuing Banks’ Commitment/Lenders’ Commitments. For purposes of determining the unused portion of an Issuing Bank’s Issuing Commitment specified in Section 3.01 and of each Lender’s Commitment, the equivalent in Dollars of each Letter of Credit issued by an Issuing Bank in an Alternative Currency as determined on the date of the Issuance of such Letter of Credit shall be the amount of such Issuing Bank’s Issuing Commitment used in connection with the Issuance of such Letter of Credit and the resulting proportionate amount of each Lender’s Commitment used, such reduction to be calculated in accordance with its Commitment Percentage. Further adjustments shall be made with respect to the unused portion of an Issuing Bank’s Issuing Commitment to Issue Letters of Credit and each such Lender’s Commitment based upon fluctuations thereafter in the value of the Alternative Currency of such Letter of Credit as provided in subsection (c) below.

(c) Mark to Market. If, on any day, the equivalent in Dollars of the aggregate face amount of all Letters of Credit then outstanding (less the aggregate amount of cash collateral held by all the Issuing Banks with respect to outstanding Letters of Credit) exceeds the total of (x) the Commitments then in effect minus (y) the sum of the then outstanding aggregate amount of all Borrowings and the aggregate Swing Line Commitment then in effect (computed without giving regard to usage), the Borrower shall, upon demand by the Agent, immediately deposit into the L/C Collateral Account, in Dollars, (i) the Dollar amount of such excess plus (ii) a Dollar amount equal to the lesser of (A) $1,000,000 and (B) 10% of the Dollar equivalent of all then existing Letter of Credit Liability relating to Letters of Credit denominated in Alternative Currencies, which amount shall be held by the Agent as cash collateral for the Borrowers’ and LC Subsidiaries’ obligations with respect to outstanding Letters of Credit. Amounts on deposit with the Agent as cash collateral in the L/C Collateral Account shall (so long as no Default has occurred and is continuing) be released to the Borrower (1) if the Termination Date has not occurred, on the date on which the aggregate of all Letter of Credit Liability does not exceed 99% of the aggregate amount of the Commitments then in effect (without regard to any usage thereof) minus the sum of the then outstanding aggregate amount of all Borrowings and the aggregate Swing Line Commitment then in effect (computed without giving regard to usage), or (2) if the Termination Date has occurred, in accordance with Section 3.14.

(d) Monthly Report. Each Issuing Bank, on the last Business Day of each month until the Termination Date, shall calculate the Letter of Credit Liability on such date (converting any amounts of the Letter of Credit Liability which are denominated in an Alternative Currency to Dollars for purposes of such calculation) and shall promptly send notice of such Letter of Credit Liability to the Agent, the Borrower and each Lender, and the Agent shall then determine the excess amount, if any, referred to in the first sentence of Section 3.12(c) above and shall promptly inform the Borrower of such amount and the Borrower shall promptly upon receipt thereof make the payments provided for in Section 3.12(c) above if applicable.

SECTION 3.13 Dollar Payment Obligation. Notwithstanding any other term or provision hereof to the contrary, if the Borrower or any LC Subsidiary fails to reimburse the respective Issuing Bank for any payment made by such Issuing Bank under a Letter of Credit denominated in an Alternative Currency by the close of business on the Business Day when due at the Payment Office specified for such reimbursement payment, then the payment made by such Issuing Bank in such Alternative Currency shall be converted into Dollars (the “Dollar Payment Amount”) by such Issuing Bank as provided for herein, and each of the Borrower and each LC Subsidiary for whose account such Letter of Credit was Issued agrees that it shall be unconditionally obligated to, and shall immediately, reimburse such Issuing Bank the Dollar Payment Amount at such Issuing Bank’s then Payment Office for Dollars.

SECTION 3.14 Applications; Survival of Provisions; Cash Collateral. This Agreement shall control over any provision of any application and agreement for Letters of Credit to the contrary, but additive or supplemental provisions of any such application and agreement shall apply to each Letter of Credit Issued pursuant to such application and agreement. The provisions in this Article shall survive the Termination Date in respect of all Letters of Credit outstanding thereafter. On the Termination Date, the Borrower shall deposit into the L/C Collateral Account cash (in Dollars) in an amount equal to the Letter of Credit Liability (less the amount, if any, then on deposit in the L/C Collateral Account) as collateral security for the reimbursement of drawings thereunder which shall be used to reimburse the respective Issuing Bank promptly upon a drawing under its respective Letter of Credit, with the respective portion thereof to be returned promptly to the Borrower when the respective Letter of Credit expires.

SECTION 3.15 LC Subsidiaries. Any Subsidiary of the Borrower not an LC Subsidiary on the date hereof may become an “LC Subsidiary” hereunder by delivering to the respective Issuing Bank (which shall promptly forward a copy thereof to each Lender and the Agent) an agreement, in form and substance satisfactory to such Issuing Bank, wherein such Subsidiary agrees to be bound by all terms and provisions of this Agreement relating to Letters of Credit to be issued for the account of such Subsidiary and delivers a written consent of the Borrower assenting to the inclusion of such Subsidiary as an “LC Subsidiary” hereunder. Unless objected to by the Majority Lenders within the 10 day period referred to below, such Subsidiary shall become an “LC Subsidiary” hereunder 10 days after such Issuing Bank notifies the Borrower that such agreement and consent are in form and substance satisfactory to it; provided, that, no Subsidiary shall become an “LC Subsidiary” until such Issuing Bank shall have notified the Borrower in writing that such agreement and consent are in form and substance satisfactory to such Issuing Bank.

ARTICLE IV

PAYMENTS, TAXES, EXTENSIONS, ETC.

SECTION 4.01 Payments and Computations. (a) Except as otherwise provided in Section 4.02, each Loan Party shall make each payment hereunder with respect to the Credit Extensions, the Lender Parties and the Agent free and clear of all claims, charges, offsets or deductions whatsoever not later than:

(i) If such payment relates to Advances, 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 10.02 in same day funds;

(ii) If such payment relates to Letter of Credit fees or other amounts due in respect of Letters of Credit (other than reimbursements for payments in an Alternative Currency made under Letters of Credit), 1:00 P.M. (New York City time) on the day when due in Dollars to the respective Issuing Bank at its address referred to in Section 10.02 in same day funds; and

(iii) If such payment relates to reimbursement of a Letter of Credit denominated in an Alternative Currency, (A) in such Alternative Currency, at the respective Issuing Bank’s Payment Office therefor so long as such payment is made by the close of business on the Business Day when due and (B) thereafter in Dollars (at the then Dollar equivalent of the amount due on such preceding Business Day), by 1:00 P.M. (New York City time) to the respective Issuing Bank at its address referred to in Section 10.02 in same day funds as provided in Section 3.13.

The Agent or the respective Issuing Bank, as the case may be, will promptly thereafter (if amounts are owed to the Lenders by the terms hereof) cause to be distributed like funds relating to the payment of principal or interest or reimbursement obligations or Letter of Credit fees or facility or utilization fees ratably (other than amounts payable pursuant to Sections 2.04(c), 2.07, 2.11, 3.04(a), 3.08 or 4.02) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to such Lender Party to be distributed to the appropriate Lender or Lenders and applied in accordance with the terms of this Agreement. Upon the Agent’s acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent or the respective Issuing Bank, as the case may be, shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each of the Loan Parties hereby authorizes the Agent and each Lender Party if and to the extent payment owed to the Agent or such Lender Party (including the immediate repayments of participations purchased and funded by a Lender pursuant to Section 3.05) is not paid when due hereunder to charge from time to time against any or all of such Loan Party’s accounts with the Agent or such Lender Party any amount so due (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the Borrower or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Borrower, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary).

(c) All computations of interest based on the Base Rate and of facility fees shall be made by the Agent or the respective Issuing Bank, as the case may be, on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest relating to utilization fees, or based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender and all computations of Letter of Credit fees shall be made by the respective Issuing Bank, in each case on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent, by an Issuing Bank or, in the case of Section 2.07, by a Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility, utilization or Letter of Credit fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent or the respective Issuing Bank, as the case may be, shall have received notice from a Loan Party prior to the date on which any payment is due to the respective Lender Party or Lender Parties hereunder that such Loan Party will not make such payment in full, the Agent or such Issuing Bank may assume that the Loan Party has made such payment in full to the Agent or such Issuing Bank on such date and the Agent or such Issuing Bank may, in reliance upon such assumption, cause to be distributed to such Lender Party or Lender Parties on such due date an amount equal to the amount then due such Lender Party or Lender Parties. If and to the extent that the respective Loan Party shall not have so made such payment in full to the Agent or the respective Issuing Bank, as the case may be, each such Lender Party shall repay to the Agent or such Issuing Bank forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Agent or such Issuing Bank, at the Federal Funds Rate.

SECTION 4.02 Taxes. (a) Any and all payments by the Borrower, each Subsidiary Borrower and each LC Subsidiary hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on such Lender Party or the Agent, by the jurisdiction under the laws of which such Lender Party or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, taxes imposed on its overall net income, and franchise taxes imposed on such Lender Party, by the jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower, any Subsidiary Borrower or any LC Subsidiary shall be required by applicable Requirements of Law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender Party or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.02) such Lender Party or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, such Subsidiary Borrower or such LC Subsidiary, as the case may be, shall make such deductions, (iii) the Borrower, the respective Subsidiary Borrower or the respective LC Subsidiary, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after the date of any payment of Taxes, the Borrower, the respective Subsidiary Borrower or the respective LC Subsidiary, as the case may be, shall furnish to the Agent or the respective Issuing Bank, as the case may be, at its respective address referred to in Schedule I-B, the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt is issued therefore, or other evidence of payment thereof that is reasonably satisfactory to the Agent or such Issuing Bank.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Agreement or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(c) The Borrower, the respective Subsidiary Borrower or the respective LC Subsidiary, as the case may be, will indemnify each of the Lender Parties and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 4.02) imposed on or paid by such Lender Party or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A reimbursement shall be made within 30 days from the date such Lender Party or the Agent (as the case may be) makes written demand therefor. The Agent and each Lender Party, as the case may be, shall give prompt (within 10 Business Days) notice to the Borrower of the payment by the Agent or such Lender Party, as the case may be, of such amounts payable by the Borrower under the indemnity set forth in this subsection (c), and of the assertion by any governmental or taxing authority that such amounts are due and payable, but the failure to give such notice shall not affect the Borrower’s, any Subsidiary Borrower’s or any LC Subsidiary’s obligations hereunder to reimburse the Agent and each Lender Party for such Taxes or Other Taxes or Taxes imposed or asserted on amounts payable under this Section 4.02, except that none of the Borrower, any Subsidiary Borrower or any LC Subsidiary shall be liable for penalties or interest accrued or incurred from the commencement of such 10 Business Day period until 10 Business Days after it receives the notice contemplated above, after which time it shall be liable for interest and penalties accrued or incurred prior to such 10 Business Day period and accrued or incurred beginning 10 Business Days after such receipt. Neither the Borrower nor any Subsidiary Borrower shall be liable for any penalties, interest, expense or other liability with respect to such Taxes or Other Taxes after it has reimbursed the amount thereof to the Agent or the appropriate Lender Party.

(d) Each Lender Party organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender Party and on the date of the Assumption Agreement or the Assignment and Acceptance, respectively, pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender Party remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest payable by the Borrower or certifying that the interest is effectively connected with the conduct of a trade or business in the United States. Similarly, with respect to each Subsidiary Borrower and LC Subsidiary organized under the laws of a jurisdiction outside of the United States, each Lender Party, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender Party and on the date of the Assumption Agreement or the Assignment and Acceptance, respectively, pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter if requested in writing by the Borrower, such Subsidiary Borrower or such LC Subsidiary (but only so long as such Lender Party remains lawfully able to do so), shall provide the Borrower, such Subsidiary Borrower or such LC Subsidiary with appropriate documentation certifying applicable exemptions from withholding tax imposed by any jurisdiction on payments of interest payable by such Subsidiary Borrower or LC Subsidiary. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a withholding tax (including, without limitation, United States interest withholding tax) rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Acceptance, respectively, pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under Section 4.02(a) in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

(e) For any period with respect to which a Lender Party has failed to provide the Borrower, any Subsidiary Borrower or any LC Subsidiary with the appropriate form described in Section 4.02(d) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first two sentences of Section 4.02(d)), such Lender Party shall not be entitled to indemnification, and for purposes of clarification, none of the Borrower, any Subsidiary Borrower or any LC Subsidiary shall be required to increase any amounts payable to such Lender Party under Section 4.02(a) or 4.02(c) with respect to Taxes or Other Taxes imposed by any jurisdiction (including, without limitation, the United States); provided, however, that should a Lender Party become subject to Taxes or Other Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender Party shall reasonably request to assist the Lender Party to recover such Taxes or Other Taxes.

(f) Without affecting its rights under this Section 4.02 or any provision of this Agreement, each Lender Party agrees that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to any Lender Party or its Applicable Lending Office with respect to which the Borrower, any Subsidiary Borrower or any LC Subsidiary would be obligated pursuant to this Section 4.02 to increase any amounts payable to such Lender Party or to pay any such Taxes or Other Taxes, such Lender Party shall use reasonable efforts to select an alternative Applicable Lending Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no Lender Party shall be obligated to select an alternative Applicable Lending Office if such Lender Party determines that as a result of such selection such Lender Party would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses.

(g) In the event that an additional payment is made under this Section 4.02 for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower, Subsidiary Borrower or LC Subsidiary, as the case may be, such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the Borrower, Subsidiary Borrower or LC Subsidiary had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) Each Lender Party agrees with the Borrower that it will take all reasonable actions by all usual means (i) to secure and maintain the benefit of all benefits available to it under the provisions of any applicable double tax treaty concluded by the United States of America to which it may be entitled by reason of the location of such Lender Party’s Applicable Lending Office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by the Borrower, any Subsidiary Borrower or any LC Subsidiary in accordance with this Section 4.02 and (ii) otherwise to cooperate with the Borrower to minimize the amount payable by the Borrower, any Subsidiary Borrower or any LC Subsidiary pursuant to this Section 4.02; provided, however, that no Lender Party shall be obliged to disclose to the Borrower, any Subsidiary Borrower or any LC Subsidiary any information regarding its tax affairs or tax computations nor to reorder its tax affairs or tax planning pursuant thereto.

(i) Without prejudice to the survival of any other agreement of the Borrower, any Subsidiary Borrower or any LC Subsidiary hereunder, the agreements and obligations of the Borrower, the Subsidiary Borrowers and the LC Subsidiaries contained in this Section 4.02 shall survive the payment in full of the Obligations.

SECTION 4.03 Sharing of Payments, Etc.. If any Lender Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it or any Letter of Credit Liability of any Loan Party hereunder (other than pursuant to Section 2.07, 2.11, 3.08 or 4.02) in excess of its Commitment Percentage of any such payments on account of the Advances or such Letter of Credit Liability obtained by all the Lender Parties, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Advances made by them or in such other Lender Parties’ participations purchased pursuant to Section 3.05, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each other Lender Party, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and each such Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such recovery together with an amount equal to each such Lender Party’s ratable share (according to the proportion of (i) the amount of such Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. Each of the Loan Parties agrees that any Lender Party so purchasing a participation or sub-participation from another Lender Party pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation or sub-participation as fully as if such Lender Party were the direct creditor of the respective Loan Party in the amount of such participation.

SECTION 4.04 Evidence of Debt/Borrowings. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.

(b) The Register maintained by the Agent pursuant to Section 10.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.05 Borrower Guaranty.

(a) Generally. The Swing Line Lenders and Issuing Banks may, from time to time, make Credit Extensions for the account of each Subsidiary Borrower and LC Subsidiary as provided herein, provided, that, the repayment, reimbursement and other obligations of each such Subsidiary Borrower or LC Subsidiary in respect of such Credit Extensions are and remain unconditionally guaranteed by the Borrower pursuant to this Section 4.05.

(b) Guaranty. The Borrower hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Subsidiary Borrowers and the LC Subsidiaries now or hereafter existing under this Agreement with respect to the Letter of Credit Liabilities and Credit Extensions issued for the account of any of the Subsidiary Borrowers and LC Subsidiaries, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for repayment or reimbursement obligations, interest, fees, expenses or otherwise (such obligations being the “Subsidiary Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses in accordance with Section 10.04) incurred by the Swing Line Lenders or the Lenders in enforcing any rights hereunder with respect to the Subsidiary Obligations. Without limiting the generality of the foregoing, the Borrower’s liability shall extend to all amounts which constitute part of the Subsidiary Obligations and would be owed by any Subsidiary Borrower or LC Subsidiary to the Swing Line Lenders, the Issuing Banks or the Lenders hereunder, or under the Credit Extensions issued for the account of a Subsidiary Borrower or LC Subsidiary, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Subsidiary Borrower or LC Subsidiary.

(c) Guaranty Absolute. The Borrower guarantees that the Subsidiary Obligations will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Swing Line Lenders, the Issuing Banks or the Lenders with respect thereto. The obligations of the Borrower hereunder are independent of the Subsidiary Obligations and a separate action or actions may be brought and prosecuted against the Borrower to enforce the guaranty contained in this Section 4.05, irrespective of whether any action is brought against any Subsidiary Borrower or LC Subsidiary or whether any Subsidiary Borrower or LC Subsidiary is joined in any such action or actions. The liability of the Borrower under the guaranty contained in this Section 4.05 shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any of the Subsidiary Obligations or any agreement or instrument relating thereto against any Subsidiary Borrower or any other Person;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Subsidiary Obligations or any other amendment or waiver of or any consent to departure with respect to Credit Extensions issued for the account of a Subsidiary Borrower or LC Subsidiary including, without limitation, any increase in the Subsidiary Obligations resulting from the Issuance of Credit Extensions beyond the aggregate limitation specified in Section 2.01 to any and all Subsidiary Borrowers and LC Subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Subsidiary Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Subsidiary Obligations, or any manner of sale or other disposition of any collateral for all or any of the Subsidiary Obligations or any other assets of a Subsidiary Borrower or an LC Subsidiary;

(v) any change, restructuring or termination of the corporate structure or existence of a Subsidiary Borrower or an LC Subsidiary or any Subsidiary Borrower’s or LC Subsidiary’s lack of corporate power or authority; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a third party guarantor.

The guaranty provided in this Section 4.05 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Subsidiary Obligations is rescinded or must otherwise be returned by any Swing Line Lender, any Issuing Bank or any Lender, respectively, upon the insolvency, bankruptcy or reorganization of a Subsidiary Borrower or an LC Subsidiary or otherwise, all as though such payment had not been made.

(d) Waivers. The Borrower hereby waives, to the extent permitted by applicable law:

(i) any requirement that any Swing Line Lender or Issuing Bank secure or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Subsidiary Borrower or LC Subsidiary or any other Person or any collateral;

(ii) any defense arising by reason of any claim or defense based upon an election of remedies by any Swing Line Lender or Issuing Bank (including, without limitation, an election to nonjudicially foreclose on any real or personal property collateral) which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, reimbursement or contribution rights or other rights to proceed against any Subsidiary Borrower or LC Subsidiary or any other Person or any collateral;

(iii) any defense arising by reason of the failure of any Subsidiary Borrower or LC Subsidiary to properly execute any letter of credit application and agreement or otherwise comply with applicable legal formalities;

(iv) any defense or benefits that may be derived from California Civil Code §§ 2808, 2809, 2810, 2819, 2845 or 2850, or California Code of Civil Procedure §§ 580a, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction;

(v) any duty on the part of any Swing Line Lender or Issuing Bank to disclose to the Borrower any matter, fact or thing relating to the business, operation or condition of any Subsidiary Borrower or LC Subsidiary or its assets now known or hereafter known by any Swing Line Lender or Issuing Bank;

(vi) all benefits of any statute of limitations affecting the Borrower’s liability under or the enforcement of the guaranty provided in this Section 4.05 or any of the Subsidiary Obligations or any collateral;

(vii) all setoffs and counterclaims;

(viii) promptness, diligence, presentment, demand for performance and protest;

(ix) notice of nonperformance, default, acceleration, protest or dishonor;

(x) except for any notice otherwise required by applicable laws that may not be effectively waived by the Borrower, notice of sale or other disposition of any collateral; and

(xi) notice of acceptance of the guaranty provided in this Section 4.05 and of the existence, creation or incurring of new or additional Subsidiary Obligations.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Agent shall have received the following in form and substance satisfactory to the Agent:

(i) Executed counterparts of this Agreement, sufficient in number for distribution by the Agent to each of the Lenders and the Borrower.

(ii) The notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.02(g).

(iii) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of each domestic Loan Party approving the Agreement and each of the Loan Documents to which it is or is to be a party.

(iv) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each domestic Loan Party listing the certificate or articles of incorporation (or similar Constitutive Document) of each such Loan Party and each amendment thereto on file in the office of such Secretary of State (or such governmental authority) and certifying (A) that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar constitutive document) on file in its office, (B) if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.

(v) A certificate of the Secretary or an Assistant Secretary of each domestic Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(vi) A favorable opinion of General Counsel or Associate General Counsel to the Loan Parties, substantially in the form of Exhibit D-1 and as to such other matters as any Lender through the Agent may reasonably request.

(vii) A favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Loan Parties, in substantially the form of Exhibit D-2 and as to such other matters as any Lender through the Agent may reasonably request.

(viii) A favorable opinion of Shearman & Sterling LLP, special New York counsel to the Agent, in substantially the form of Exhibit E and as to such other matters as any Lender through the Agent may reasonably request.

(ix) Evidence that the Borrower has terminated the commitments of the lenders, and has paid in full all debt outstanding, under the Existing Credit Agreement and each of the Lenders that is a party to the Existing Credit Agreement hereby waives, by execution of this Agreement, the requirement of prior notice under the Existing Credit Agreement relating to the termination of commitments thereunder.

(x) Such other documents as the Agent may reasonably request.

(b) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(c) All amounts owing by the Borrower or any of its Subsidiaries to the lenders and agents under the Existing Credit Agreement shall have been, or concurrently with the initial extension of credit made on the Effective Date shall be, paid in full, and all commitments of the lenders under the Existing Credit Agreement (except for the Existing Letters of Credit issued thereunder) shall have been, or concurrently with the initial extension of credit made on the Effective Date shall be, terminated in accordance with the terms of the Existing Credit Agreement, and all guarantees given, and all security interests granted, in connection therewith shall have been terminated.

SECTION 5.02 Conditions Precedent to Each Advance/Issuance. The obligation of each Lender to make an Advance (including a Swing Line Advance), including on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to Issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of such Advance or Issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower or the respective Subsidiary Borrower of the proceeds of such Advance and the request for Issuance by the Borrower, a Subsidiary Borrower or an LC Subsidiary shall constitute a representation and warranty by the Borrower, such Subsidiary Borrower or such LC Subsidiary that on the date of such Borrowing or Issuance such statements are true):

(a) The representations and warranties contained in Section 6.01 (other than the representations and warranties contained in Section 6.01(e) and in Section 6.01(g)) are correct on and as of the date of such Borrowing or Issuance, before and after giving effect to such Borrowing or Issuance, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

(b) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or from such Issuance, which constitutes an Event of Default or Default; and

(c) The making of such Advance will be in compliance with the respective criteria set forth in Section 2.01(a) and Section 2.01(b)(i) and (ii), as the case may be, or the Issuance of such Letter of Credit will be in compliance with the criteria set forth in Section 3.01(a)(i) and (ii), as the case may be.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Corporate Status. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and possesses all powers (corporate or otherwise) and all other authorizations and licenses necessary to carry on its business, except where the failure to so possess would not have a Material Adverse Effect.

(b) Corporate Authority; Non-Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s respective powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(c) Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party.

(d) Binding Effect. Each Loan Document is the legal, valid and binding obligation of the Loan Party thereto enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(e) Litigation. There is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.

(f) Financial Statements. The Consolidated balance sheets of the Borrower and its Subsidiaries as of January 31, 2004, and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(g) Material Adverse Change. Since January 31, 2004, there has been no Material Adverse Change.

(h) Compliance With Law. Each of Borrower and its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, all applicable Environmental Laws) applicable to their respective properties, assets and business other than (i) where the failure to so comply would (as to all such failures to comply in the aggregate) not have a Material Adverse Effect or (ii) as described on Schedule VIII.

(i) ERISA. Except as provided in Schedule VII:

(i) Neither the Borrower nor any ERISA Affiliate is a party or subject to, or has any obligation to make payments, or incur any material Withdrawal Liability, to, any Multiemployer Plan.

(ii) Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Plan of the Borrower or its Subsidiaries, copies of which have been or will be filed with the Internal Revenue Service, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status which would reasonably be likely to result in a Material Adverse Effect.

(iii) No ERISA Event has occurred with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be likely to result in a Material Adverse Effect.

(iv) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(j) Federal Reserve Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawing under any Letter of Credit will be used to purchase any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Investment Company. Neither the Borrower nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(l) Disclosure. As of the Effective Date, neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to the Agent or any Lender Party in connection with the negotiation and syndication of the

Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that all financial projections, if any, that have been or will be prepared by the Borrower and made available to the Joint Lead Arrangers, the Agent, any Lender or any potential Lender, or any other party hereto, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the Lenders and all the other parties hereto that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurances can be given that the projections will be realized.

ARTICLE VII

COVENANTS OF THE BORROWER

SECTION 7.01 Affirmative Covenants. The Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), and franchises except if, in the reasonable business judgment of the Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not materially adversely affect the rights of the Lenders or the Issuing Banks hereunder or the ability of any Loan Party to perform its obligations under the respective Loan Documents (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or other Subsidiary otherwise permitted under Section 7.02).

(b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including, without limitation, ERISA and all Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or where the failure to comply would not have a Material Adverse Effect.

(c) Visitation Rights. Permit, and cause each of its Subsidiaries to permit, the Agent or any other Lender Party, or any agents or representatives thereof, from time to time, during normal business hours, and upon reasonable prior notice, to examine and make copies of and abstracts from its records and books of account, to visit its properties, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of their respective directors, officers or agents.

(d) Maintenance of Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with sound business practice.

(e) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice, except where the failure to so maintain and preserve would not have a Material Adverse Effect.

(f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (other than earthquake or terrorism insurance) in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry; provided, that, the Borrower and each of its Subsidiaries may self-insure risks and liabilities in accordance with its practice as of the date hereof and may in addition self-insure risks and liabilities in amounts as are customarily self-insured by similarly situated Persons in the industry.

(g) Use of Proceeds. Use the proceeds of the Advances and issuances of Letters of Credit solely to repay amounts owing under the Existing Credit Agreement and for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, commercial paper backup.

SECTION 7.02 Negative Covenants. The Borrower will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien (including an assignment of any right to receive income), other than:

(i) Permitted Liens;

(ii) Liens securing Debt in an aggregate outstanding principal amount, or securing exposure under Hedge Agreements, when aggregated (without duplication) with the outstanding principal amount of all Debt incurred under Section 7.02(b)(viii), not in excess at any time of 7.5% of the Consolidated Tangible Net Worth at the end of the immediately preceding Fiscal Quarter;

(iii) Liens upon or in any real property, equipment, fixed asset or capital asset acquired, constructed, improved or held by the Borrower or any Subsidiary in the ordinary course of business to secure the cost of acquiring, constructing or improving such property, equipment or asset or to secure Debt incurred solely for the purpose of financing the acquisition of such property, equipment or asset, or Liens existing on such property, equipment or asset at the time of its acquisition (other than any such Liens created in contemplation of such acquisition, construction or improvement that were not incurred to finance the acquisition, construction or improvement of such property, equipment or asset) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property, equipment or asset being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

(iv) Liens upon existing real property interests of the Borrower or any of its Subsidiaries to secure Debt in an aggregate principal amount not in excess of $600,000,000;

(v) Liens existing on property prior to the acquisition thereof by the Borrower or any of its Subsidiaries in the ordinary course of business or on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any other assets of the Borrower or such Subsidiary, and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto or the replacement, extension or renewal (without increase in the amount, shortening the maturity or change in any direct or contingent obligor if such change would be adverse to the Borrower) of the Debt permitted hereunder secured thereby; and

(vi) Liens securing obligations, in an aggregate amount outstanding at any time not in excess of $1,600,000,000, arising under or from trade letters of credit issued (and outstanding) for the account of the Borrower or any of its Subsidiaries.

(b) Subsidiary Debt. Permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) Debt in respect of the letters of credit referred to in Section 7.02(a)(vi);

(iii) Debt incurred after the date of this Agreement and secured by Liens expressly permitted under Section 7.02(a) (iii) hereof in an aggregate principal amount not to exceed, when aggregated with the principal amount of all Debt incurred under clause (iv) of this Section 7.02(b), $100,000,000 at any time outstanding;

(iv) Capital Leases incurred after the date of this Agreement which, when the principal amount thereof is aggregated with the principal amount of all Debt incurred under clause (iii) of this Section 7.02(b), do not exceed $100,000,000 at any time outstanding;

(v) Debt referred to in Section 7.02(a)(iv) in a principal amount not in excess of the amount referred to therein;

(vi) Debt existing on the Effective Date and described on Schedule IX (“Existing Debt”), and any Debt extending the maturity of, or refunding, refinancing or replacing, in whole or in part, the Existing Debt; provided, that (A) the aggregate principal amount of such extended, refunding, refinancing or replacement Debt shall not be increased above the principal amount of the Existing Debt and the premium, if any, thereon outstanding immediately prior to such extension, refunding, refinancing or replacement and (B) the direct and contingent obligors of the Existing Debt shall not be changed as a result of or in connection with such extension, refunding, refinancing or replacement if such change would be adverse to the interests of the Borrower;

(vii) Debt owed to the Borrower or to any Subsidiary of the Borrower;

(viii) Debt not otherwise permitted under this Section 7.02(b) in an outstanding principal aggregate amount, when aggregated (without duplication) with the outstanding principal amount of all Debt secured by Liens permitted under Section 7.02(a)(ii), not in excess at any time of 7.5% of the Consolidated Tangible Net Worth at the end of the immediately preceding Fiscal Quarter;

(ix) Obligations of a Subsidiary of the Borrower under direct or indirect guaranties in respect of, or obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, Debt of another Subsidiary of the Borrower permitted under clauses (i) through (viii) of this Section 7.02(b); and

(x) Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(c) Investments. Make, or permit any of its Subsidiaries to make, an investment in any Person that is not a Loan Party or Subsidiary of any Loan Party by way of the purchase of such Person’s capital stock or securities or the making of capital contributions with respect thereto (an “Investment”) unless, on the date of and after giving pro forma effect to such investment, the Borrower would be in compliance with the financial covenants set forth in Section 7.03.

(d) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) any Subsidiary of the Borrower may merge or consolidate with or into the Borrower or any Subsidiary of the Borrower, (ii) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation and (iii) in connection with any transaction permitted by Section 7.02(c) or (e).

(e) Sale of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, in each case to any Person that is not a Loan Party or a Subsidiary of any Loan Party, except (i) sales of inventory in the ordinary course of its business; (ii) the Borrower and its Subsidiaries may, directly or indirectly through the Borrower or one or more of its Subsidiaries, sell, lease, transfer or otherwise dispose of any obsolete, damaged or worn-out property or any other property that is otherwise no longer useful in the conduct of their business; (iii) the Borrower and its Subsidiaries may sell real property interests as part of one or more sale leaseback transactions provided that the value of such real property interests shall not be in excess of $600,000,000 less, without duplication, the amount of Debt incurred as contemplated by Section 7.02(a)(iv) hereof; (iv) the Borrower and its Subsidiaries may sell cash equivalents and other similar instruments in which it has invested from time to time; and (v) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets so long as the aggregate fair market value of all such property and assets sold, leased, transferred or otherwise disposed of pursuant to this clause (v) from the Effective Date to the date of determination does not exceed 25% of the Consolidated Total Assets.

(f) Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries as conducted as of the date hereof.

SECTION 7.03 Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will, unless it has the written consent of the Majority Lenders to do otherwise:

(a) Leverage Ratio. Maintain a Leverage Ratio as of the last day of each Fiscal Quarter, determined on the basis of the most recently completed four consecutive Fiscal Quarters ending on such day, of not greater than 2.25:1.00.

(b) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter, determined on the basis of the most recently completed four consecutive Fiscal Quarters ending on such day, of not less than 2.00:1.00.

SECTION 7.04 Reporting Requirements. The Borrower will furnish to the Agent:

(a) As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer of the Borrower and accompanied by a certificate of said officer stating that such have been prepared in accordance with GAAP.

(b) As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing Consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year certified by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Majority Lenders.

(c) Together with the financial statements required by Sections 7.04(a) and (b), a compliance certificate signed by the chief financial officer or treasurer of the Borrower stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (ii) whether or not the Borrower is in compliance with the requirements set forth in Section 7.03 and showing the computations used in determining such compliance or non-compliance.

(d) As soon as possible and in any event within five days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto.

(e) Promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission (the “SEC”) or any national securities exchange.

(f) Promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any Subsidiary receives from such entities other than immaterial regular periodic notices and reports and notices and reports of general circulation.

(g) Within 120 days after the end of each Fiscal Year, a summary, prepared by a Responsible Officer of the Borrower, of the Borrower’s (and its Subsidiaries’) major insurance coverages (and the amount of self-insurance) then in effect.

(h) Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender Party, through the Agent, may from time to time reasonably request.

Notwithstanding the foregoing, the financial statements required to be delivered by the Borrower pursuant to Sections 7.04(a) and (b) and the reports and statements required to be delivered by the Borrower pursuant to Section 7.04(e) shall be deemed to have been delivered (i) on the date on which the Borrower posts reports containing such financial statements or other materials on the Borrower’s website on the internet at “www.gapinc.com” (or any successor page notified to the Lenders), (ii) when such reports containing such financial statements or other materials are posted on the SEC’s website on the internet at “www.sec.gov” or (iii) with respect to financial statements required to be delivered under Sections 7.04(a) and (b), when such reports are delivered in accordance with Section 10.02(b); provided, however, that the Borrower shall deliver paper copies of such financial statements or other materials to any Lender who so requests until the Borrower receives written notice from such Lender to cease delivering paper copies.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. Any Loan Party shall fail to pay any principal of any Advance or any reimbursement obligation under any Letter of Credit when the same becomes due and payable; or shall fail to pay any interest on any Advance, fees or any other amounts hereunder within five days after the same become due and payable by it; or

(b) Representations and Warranties. Any representation or warranty made by any Loan Party in any Loan Document (whether made on behalf of itself or otherwise) or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) Specific Covenants and Other Defaults. (i) Any Loan Party shall fail to perform or observe any covenant contained in Section 7.02 or 7.03, or any material provision of Section 4.05 shall for any reason cease to be valid or binding on or enforceable against the Borrower or the Borrower shall so state in writing; or (ii) any Loan Party shall fail to perform or observe such other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by any Lender Party; or

(d) Cross-Default. Any Loan Party shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt hereunder) of such Loan Party when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case as a result of a default thereunder and prior to the stated maturity thereof; or

(e) Insolvency Proceeding, Etc. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments. One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(g) Change of Control. A Change of Control shall have occurred; or

(h) ERISA. Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:

(i) any ERISA Event shall have occurred with respect to a Plan; or

(ii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(iii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, and, as a result of such reorganization, insolvency or termination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent or being terminated at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

(iv) any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, shall exist with respect to one or more of the Plans; or

(v) or any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC;

then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (A) declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (B) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (C) declare the obligation of the Issuing Banks to issue further Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (D) demand from time to time that the Borrower, and if such demand is made the Borrower shall, pay to the Agent for the benefit of the Issuing Banks, an amount in immediately available funds equal to the then outstanding Letter of Credit Liability (plus the additional amounts specified by Section 3.12(c), if applicable) which shall be held by the Agent (or the applicable Issuing Bank) as cash collateral in a cash collateral account under the exclusive control and dominion of the Agent (or applicable Issuing Bank) (an “L/C Collateral Account”) and applied to the reduction of such Letter of Credit Liability as drawings are made on outstanding Letters of Credit; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, the obligation of each Lender to make Advances shall automatically be terminated, the then outstanding Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the obligation of the Issuing Bank to Issue Letters of Credit shall automatically be terminated.

ARTICLE IX

THE AGENT

SECTION 9.01 Authorization and Action. Each Lender and each Issuing Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement and any other Loan Document unless the distribution of such notice is otherwise provided for herein or therein.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may elect to act for each Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent,” as used in this Article IX, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.

SECTION 9.02 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender which made any Advance (or purchased or funded a participation with respect to a Letter of Credit) as the holder and owner of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 10.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03 CUSA, Citibank and Affiliates. With respect to CUSA’s Commitment and the Advances made by it, and with respect to Citibank as an Issuing Bank, CUSA and Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or an Issuing Bank, as the case may be; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CUSA and Citibank in their individual capacities. CUSA, Citibank and each of their respective Affiliates (and, as applicable, any of their respective officers and directors) may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CUSA were not the Agent or Citibank were not an Issuing Bank, as the case may be, and without any duty to account therefor to the Lenders.

SECTION 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Issuing Bank or any other Lender and based on the financial statements referred to in Section 6.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05 Indemnification.

(a) Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements, this Section 9.05(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, an Issuing Bank, any Lender or a third party.

(b) Issuing Bank. The Lenders agree to indemnify each Issuing Bank (to the extent not reimbursed by the Borrower), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of this Agreement and the Letters of Credit issued by it or any action taken or omitted by such Issuing Bank under this Agreement or the Letters of Credit Issued by it, provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Issuing Bank in connection with the preparation, execution, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the Letters of Credit Issued by it, to the extent that the Issuing Bank is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements, this Section 9.05(b) applies whether any such investigation, litigation or proceeding is brought by the Issuing Bank, the Agent, any Lender or a third party.

SECTION 9.06 Successor Agent. The Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders; provided, that, the Agent may resign without having given such notice if it is required to do so as a matter of law. Upon any such resignation or removal, the Majority Lenders, after consulting with the Borrower and giving due consideration to any successor agent recommended by the Borrower, shall have the right to appoint a successor Agent with the consent of the Borrower (which shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and consented to by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, after consulting with the Borrower and giving due consideration to any successor agent recommended by the Borrower, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed to do business under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 9.07 Co-Syndication Agents and Joint Lead Arrangers. The financial institutions identified as Co-Syndication Agents and Joint Lead Arrangers herein shall not have any rights, powers, obligations, responsibilities or duties under this Agreement. Without limiting the foregoing, any Lender so identified as Co-Syndication Agent or Joint Lead Arranger shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the financial institutions so identified as Co-Syndication Agents or Joint Lead Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc.

(a) Majority Lenders. Except as is otherwise expressly provided in this Section 10.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, provided, however, that no amendment, waiver or consent by the Majority Lenders shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 5.01 or 5.02, (ii) increase the Commitments of the Lenders (other than as provided for in Section 2.04(b) and 2.04(c)), (iii) reduce the principal of, or interest on, the Advances made pursuant to Section 2.01(a) or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to the Lenders, (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances made pursuant to Section 2.01(a) or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to the Lenders, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances made pursuant to Section 2.01(a) or Letter of Credit Liability hereunder, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or the definition of “Majority Lenders” hereunder (vi) release the Borrower as a guarantor under Section 4.05, or (vii) amend this Section 10.01(a).

(b) Agent and Issuing Banks. No amendment, waiver or consent given or effected pursuant to this Section 10.01 shall, unless in writing and signed by the Agent or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights, obligations or duties of the Agent or such Issuing Bank, as the case may be, under this Agreement.

(c) Limitation of Scope. All waivers and consents granted under this Section 10.01 shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier or electronic mail) and mailed, sent by overnight courier, telecopied, emailed, or delivered, if to the Borrower or any other Loan Party, at its address at 2 Folsom Street, San Francisco, California, 94105, Attention: Treasurer, Telecopier: 415-427-4015, email sabrina_simmons@gap.com with a copy to 2 Folsom Street, San Francisco, CA 94105, Attention: General Counsel, Telecopier: 415-427-6982, email lauri_shanahan@gap.com; and to 2 Folsom Street, San Francisco, CA 94105, Attention: Associate General Counsel, Telecopier: 415-427-7475, email tom_lima@gap.com; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I-B; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became Lender; if to the Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Credit Administration, Telecopier: 302-894-6120; and if to an Issuing Bank, at its Domestic Lending Office specified opposite its name in Schedule I-B; with a copy, in the case of notices to the Agent, to Citicorp North America, Inc., One Sansome Street, San Francisco, California, Attention: Carolyn Wendler, Telecopier: 415-433-0307, email carolyn.wendler@citigroup.com, or, as to each party, at such other address or to such other person as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, be effective three days after being deposited in the mails, when sent by overnight courier, be effective one day after being sent by overnight courier, and when telecopied or sent by electronic mail, be effective when received (and, with respect to notices and communications sent by electronic mail, upon confirmation by the recipient of the receipt of such notice or communication), respectively; and when delivered by hand, be effective upon delivery except that notices and communications to the Agent pursuant to Article II or IX and to an Issuing Bank pursuant to Article III or IX shall not be effective until received by the Agent or such Issuing Bank, as the case may be.

(b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Sections 7.04(a) and (b) shall be delivered to the Agent in an electronic medium in a format reasonably acceptable to the Agent and the Lenders by email at oploanswebadmin@citigroup.com, provided, that any delay or failure to comply with the requirements of this Section 10.02(b) shall not constitute a Default or an Event of Default hereunder. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s email address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective email address for such Lender) and (ii) that any Notice may be sent to such email address, delivery of any Notice to such email address being effective upon receipt by the sender of an email receipt of delivery or other email confirmation of delivery with respect thereto.

SECTION 10.03 No Waiver; Remedies. No failure on the part of any Lender, the Issuing Bank or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04 Costs and Expenses.

(a) The Borrower agrees to pay on demand all reasonable and documented costs and expenses of the Agent incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one counsel for the Agent (and appropriate local counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent, each Issuing Bank, each Swing Line Lender and each other Lender Party (including, without limitation, reasonable and documented fees and expenses of counsel), incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, the Letters of Credit, the documents delivered in connection with the Swing Line Advances and the other documents to be delivered hereunder and thereunder.

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Sections 2.08(d), 2.10, 2.12, acceleration of the maturity of the Advances pursuant to Section 8.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by the Borrower pursuant to Section 10.07(a), or if the Borrower fails for any reason to make any payment or prepayment of an Advance for which a notice of prepayment was given or that is otherwise required to be made, whether pursuant to Sections 2.05, 2.10, 8.01 or otherwise, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) The Borrower agrees to indemnify and hold harmless each of the Agent, each Lender, each Issuing Bank, the Joint Lead Arrangers, the Co-Syndication Agents and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims (other than lost profits), damages, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of one counsel, absent a conflict of interest), which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation, or proceeding (whether or not such Indemnified Party is party thereto) related to any acquisition or proposed acquisition by the Borrower, or by any Subsidiary of the Borrower, of all or any portion of the stock or substantially all the assets of any Person or any use or proposed use of the Advances or Letters of Credit by any Loan Party, except to the extent such claim, damage, liability or expense shall have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 10.04 shall survive the payment in full of all the Obligations.

(d) The Borrower hereby acknowledges that the funding method by each Lender of its Advances hereunder shall be in the sole discretion of such Lender. The Borrower agrees that for purposes of any determination to be made under Sections 2.07, 2.11 (a), 2.12 or 10.04(b) each Lender shall be deemed to have funded its Eurodollar Rate Advances with proceeds of Dollar deposits in the London interbank market.

SECTION 10.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 8.01 or to demand payment of (or cash collateralization of) all then outstanding Letter of Credit Liability, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement to such Lender (including, to the fullest extent permitted by law, obligations indirectly owed to such Lender by virtue of its purchase of a participation or sub-participation of the Letter of Credit Liability pursuant to Section 3.05), whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the Borrower or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Borrower, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Subsidiary Borrower or LC Subsidiary). Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender or any of its Affiliates, provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 10.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender and its Affiliates may have.

SECTION 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each LC Subsidiary and each Subsidiary Borrower to be a party hereto on the date hereof, each Issuing Bank to be a party hereto on the date hereof, and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each LC Subsidiary, each Subsidiary Borrower, each Issuing Bank, the Agent and each Lender and their respective successors and assigns, except that the Borrower, each LC Subsidiary and each Subsidiary Borrower shall not have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 10.07 Assignments and Participations. (a) Each Lender may, and if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.07, 2.11, 3.08 or 4.02, upon at least 10 days’ notice to such Lender and the Agent) will, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion, respectively, of its Commitment, the Advances owing to it, its Issuing Commitment and participations in Letter of Credit Liability and Swing Line Advances); provided, however, that (i) each such respective assignment shall be of a percentage of all rights and obligations under this Agreement in respect of the assigning Lender’s Commitment, Advances, its Issuing Commitment and participations in Letter of Credit Liability and Swing Line Advances, that is constant and not varying over time, (ii) the respective amounts of the rights and obligations under the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such partial assignment) shall in no event be less than $5,000,000 (or an integral multiple of $500,000 in excess thereof), (iii) except during the continuance of a Default, each such assignment shall be to an Eligible Assignee consented to by the Borrower (following reasonable advance written notice to the Borrower, which consent shall not be unreasonably withheld); provided, that, the Borrower’s consent need not be obtained if such assignment is made to another Lender or to an Affiliate of the assigning Lender, provided that any Lender so assigning to any of its Affiliates shall give prompt notice thereof to the Borrower and the Agent, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.07(a) shall be arranged by the Borrower (at its expense, including, without limitation, payment of the processing and recordation fee referred to in subclause (vii) hereof) after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 10.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vi) each such assignment shall be consented to by each Issuing Bank and the Agent (which consent of the Agent shall not be unreasonably withheld) and (vii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that, no such fee shall be payable in connection with an assignment by an assigning Lender to an

Affiliate of such assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any LC Subsidiary, any Subsidiary Borrower or any other Loan Party or the performance or observance by the Borrower, any LC Subsidiary, any Subsidiary Borrower or any other Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, any Issuing Bank, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent or the respective Issuing Bank to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent or such Issuing Bank by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as Lender.

(c) The Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time and the names and addresses and the Issuing Commitments of each Issuing Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Issuing Banks.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of any Advance for all purposes of this Agreement, and (iv) the Borrower, the Issuing Banks, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, provided, further, that, to the extent of any such participation (unless otherwise stated therein and subject to the preceding proviso), the purchaser of such participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as it would have if it were Lender hereunder; and provided, further, that each such participation shall be granted pursuant to an agreement providing that the purchaser thereof shall not have the right to consent or object to any action by the selling Lender (who shall retain such right) other than an action which would (i) reduce principal of or interest on any Advance, any amount due hereunder with respect to the Letters of Credit or other amounts or fees in which such purchaser has an interest, (ii) postpone any date fixed for payment of principal of or interest on any such Advance, such amounts due with respect to Letters of Credit or other amounts or such fees, (iii) extend the Termination Date or (iv) release the Borrower as a guarantor under Section 4.05.

(f) Upon written request of the Borrower to a Lender, such Lender shall, to the extent consistent with the policies of such Lender, inform the Borrower of the Dollar amount of any Full Term Participation (as hereinafter defined) that such Lender has entered into; provided, however, that no Lender shall be obligated to disclose such information if the disclosure thereof would constitute a violation of law or regulation or violate any confidentiality agreement to which such Lender is subject. For the purposes of this subsection (f), “Full Term Participation” means a participation by a Lender to another Person whereby such other Person has purchased (pursuant to a participation agreement) all or a portion of such Lender’s Commitment from the effective date of such participation agreement to the Termination Date.

(g) Notwithstanding anything herein contained to the contrary, each Lender may assign any of its rights and obligations under this Agreement to any of its Affiliates without the consent of the Borrower or the Agent, provided that any Lender so assigning to any of its Affiliates shall give prior notice thereof to the Borrower and the Agent; and each Lender or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of principal and/or interest hereunder) under this Agreement to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent.

(h) If any Lender requests any payment from the Borrower under Section 2.07, 2.11, 3.08 or 4.02, then, subject to Section 10.07(a) and provided no Default or Event of Default shall have occurred and be continuing, the Borrower may request such Lender to (and, upon such request, such Lender, without any obligation to pay any fees in respect thereof, shall) assign all of its rights and obligations under this Agreement to one or more Eligible Assignees acceptable to the Agent in accordance with Section 10.07(a) provided that at the time of any such assignment the Borrower has paid to the Lender all amounts due it hereunder.

SECTION 10.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.09 Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

SECTION 10.10 Confidentiality. Each Lender, each Issuing Bank and the Agent (for purposes of this Section 10.10, each a “Recipient”) agrees that it will not disclose to any third party any Confidential Information provided to it by the Borrower; provided, that, the foregoing will not (i) restrict the ability of the Agent, the Issuing Banks, the Lenders and any loan participants from freely exchanging Confidential Information among themselves (and their respective Affiliates, employees, attorneys, agents and advisors), (ii) restrict the ability to disclose Confidential Information to a prospective Eligible Assignee or participant, provided, that, such Eligible Assignee or participant executes a confidentiality agreement with the selling Lender agreeing to be bound by the terms hereof prior to disclosure of Confidential Information to such Eligible Assignee or participant or (iii) prohibit the disclosure of Confidential Information to the extent: (a) the Confidential Information is or has already become part of the public domain at the time of disclosure, by publication or otherwise, except by breach of this Section 10.10, (b) the Confidential Information can be established by written evidence to have already been in the lawful possession of the Recipient prior to the time of disclosure; or (c) the Confidential Information is received by the Recipient from a third party not known to have a similar restriction and without breach of this Section 10.10, or (d) the Confidential Information is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards provided that prior to such disclosure the Borrower and the non-disclosing party are each given reasonable advance notice of such order and an opportunity to object to such disclosure; provided, that, no such notice or opportunity shall be required if disclosure is required in connection with an examination by a regulatory authority or is required in such circumstances where the applicable Governmental Authority does not permit such notice or opportunity (it being understood the Recipient will inform such authority of the confidential nature of the Confidential Information being disclosed).

SECTION 10.11 Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 10.12 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and, except for the letter agreements referred to in Sections 2.03(c) and 3.06(b), supersedes all previous understandings, written or oral, in respect thereof.

SECTION 10.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 10.14 Consent to Jurisdiction. (a) Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the County of New York, The City of New York, in any action or proceeding arising out of or relating to the Loan Documents, and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or such Federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 10.02 or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

(b) Nothing in this Section 10.14 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.

SECTION 10.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT, IN THE CASE OF ARTICLE III, TO THE EXTENT SUCH LAWS ARE INCONSISTENT WITH THE UCP.

SECTION 10.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE LC SUBSIDIARIES, THE SUBSIDIARY BORROWERS, THE AGENT, THE LENDERS

AND EACH ISSUING BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ADVANCES OR THE LETTERS OF CREDIT, OR THE ACTIONS OF THE AGENT, ANY LENDER OR THE ISSUING BANK IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:

THE GAP, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

THE LC SUBSIDIARIES:

BANANA REPUBLIC, LLC

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GPS CONSUMER DIRECT, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (FRANCE) S.A.S.

By:
Name:	Lisa Mertens
Title:	President

GAP (JAPAN) K.K.

By:
Name:	Thomas J. Lima
Title:	Director

GAP (NETHERLANDS) B.V.

By:
Name:	Julie Kanberg
Title:	Director

GPS (GREAT BRITAIN) LIMITED

By:
Name:	Byron Pollitt
Title:	Director

OLD NAVY (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

SUBSIDIARY BORROWERS:

GAP (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (FRANCE) S.A.S.

By:
Name:	Lisa Mertens
Title:	President

GAP (JAPAN) K.K.

By:
Name:	Thomas J. Lima
Title:	Director

GAP (NETHERLANDS) B.V.

By:
Name:	Julie Kanberg
Title:	Director

GPS (GREAT BRITAIN) LIMITED

By:
Name:	Byron Pollitt
Title:	Director

OLD NAVY (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

THE AGENT: CITICORP USA, INC.

By:
Name:
Title:

THE CO-SYNDICATION AGENTS: BANK OF AMERICA, N.A.

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK

By:
Name:
Title:

THE SENIOR MANAGING AGENTS:

BANK OF NOVA SCOTIA

By:
Name:
Title:

WILLIAM STREET COMMITMENT CORPORATION

By:
Name:
Title:

U. S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

THE LENDERS: KEYBANK NATIONAL ASSOCIATION

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

THE FIFTH THIRD BANK

By:
Name:
Title:

FIRST NATIONAL BANK OF OMAHA

By:
Name:
Title:

THE ISSUING BANKS:

CITIBANK, N.A.

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK

By:
Name:
Title:

THE SWING LINE LENDERS:

CITIBANK, N.A.

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By:
Name:
Title:

JPMORGAN CHASE BANK

By:
Name:
Title:

BANK OF NOVA SCOTIA

By:
Name:
Title:

SCHEDULES - REVOLVER CREDIT AGREEMENT

Schedule I-A	-	Commitment Amounts
Schedule I-B	-	List of Applicable Lending Offices
Schedule II	-	Existing Liens
Schedule III	-	Change of Control
Schedule IV	-	Outstanding Balance of Existing Letters of Credit
Schedule V	-	LC Subsidiaries
Schedule VI		Subsidiary Borrowers
Schedule VII	-	ERISA Matters
Schedule VIII	-	Environmental Matters
Schedule IX	-	Existing Debt

Schedule I-A

COMMITMENT AMOUNTS

Entity	Commitment	Issuing Commitment

Citicorp USA, Inc.	$105,000,000	N/A
Bank of America, N.A.	$105,000,000	$187,500,000
HSBC Bank USA, National Association	$90,000,000	$187,500,000
JPMorgan Chase Bank	$90,000,000	$187,500,000
The Bank of Nova Scotia	$55,000,000	N/A
William Street Commitment Corporation	$55,000,000	N/A
U. S. Bank National Association	$55,000,000	N/A
Wells Fargo Bank, N.A.	$55,000,000	N/A
KeyBank National Association	$45,000,000	N/A
Wachovia Bank, National Association	$35,000,000	N/A
Fifth Third Bank	$35,000,000	N/A
First National Bank of Omaha	$25,000,000	N/A
Citibank, N.A.	N/A	$187,500,000

TOTAL	$750,000,000	$750,000,000

Schedule I-B

LIST OF APPLICABLE LENDING OFFICES

Lender	Domestic Lending Office	Eurodollar Lending Office

Citicorp USA Inc./	2 Penns Way, Suite 110	2 Penns Way, Suite 110
Citibank, N.A.	New Castle, DE 19720	New Castle, DE 19720
	Attn: Carolyn Figueroa	Attn: Carolyn Figueroa
	Tel: 302-894-6089	Tel: 302-894-6089
	Fax: 212-994-0847	Fax: 212-994-0847

Bank of America, N.A.	1850 Gateway Blvd	1850 Gateway Blvd
	Concord, CA 94520	Concord, CA 94520
	Attn: Nina Lemmer	Attn: Nina Lemmer
	Tel: 925-675-7478	Tel: 925-675-7478
	Fax: 888-969-9281	Fax: 888-969-9281

HSBC Bank USA, National Association	452 Fifth Avenue, 5th Floor	452 Fifth Avenue, 5th Floor
	New York, NY 10018	New York, NY 10018
	Attn: Anne Serewicz	Attn: Anne Serewicz
	Tel: 212-575-2474	Tel: 212-575-2474
	Fax: 212-575-2479	Fax: 212-575-2479

JPMorgan Chase Bank	270 Park Avenue, 4th Floor	270 Park Avenue, 4th Floor
	New York, NY 10017	New York, NY 10017
	Attn: Barry Bergman	Attn: Barry Bergman
	Tel: 212-270-0203	Tel: 212-270-0203
	Fax: 212-270-3279	Fax: 212-270-3279

The Bank of Nova Scotia	580 California Street, Suite 2100	580 California Street, Suite 2100
	San Francisco, CA 94104	San Francisco, CA 94104
	Attn: Mark Sparrow	Attn: Mark Sparrow
	Tel: 415-616-4108	Tel: 415-616-4108
	Fax: 415-397-0791	Fax: 415-397-0791

William Street Commitment	85 Broad Street, 6th Floor	85 Broad Street, 6th Floor
Corporation	New York, NY 10004	New York, NY 10004
	Attn: Philip F. Green	Attn: Philip F. Green
	Tel: 212-357-7570	Tel: 212-357-7570
	Fax: 212-357-4597	Fax: 212-357-4597

U.S. Bank National Association	555 S.W. Oak Street, Suite 400	555 S.W. Oak Street, Suite 400
	Mail Code PD-OR-P4CB	Mail Code PD-OR-P4CB
	Portland, Oregon 97204	Portland, Oregon 97204
	Attn: Janet Jordan	Attn: Janet Jordan
	Tel: 503-275-5871	Tel: 503-275-5871
	Fax: 503-275-5428	Fax: 503-275-5428

Wells Fargo Bank, N.A.	201 Third Street	201 Third Street
	San Francisco, CA 94103	San Francisco, CA 94103
	Attn: Judy Chan	Attn: Judy Chan
	Tel: 415-477-5433	Tel: 415-477-5433
	Fax: 415-979-0675	Fax: 415-979-0675

KeyBank National Association	127 Public Square	127 Public Square
	Cleveland, OH 44114	Cleveland, OH 44114
	Attn: Michael Vegh	Attn: Michael Vegh
	Tel: 216-689-7759	Tel: 216-689-7759
	Fax: 216-689-4981	Fax: 216-689-4981

Lender	Domestic Lending Office	Eurodollar Lending Office

Wachovia Bank, National Association	1339 Chestnut Street, PA 4830	1339 Chestnut Street, PA 4830
	Philadelphia, PA 14107	Philadelphia, PA 14107
	Attn: Susan Vitale	Attn: Susan Vitale
	Tel: 267-321-6712	Tel: 267-321-6712
	Fax: 267-321-6700	Fax: 267-321-6700

Fifth Third Bank	38 Fountain Square Plaza	38 Fountain Square Plaza
	Cincinnati, OH 45202	Cincinnati, OH 45202
	Attn: Gary Losey	Attn: Gary Losey
	Tel: 513-534-7757	Tel: 513-534-7757
	Fax: 513-534-5947	Fax: 513-534-5947

First National Bank of Omaha	1620 Dodge Street	1620 Dodge Street
	Omaha, NE 68197	Omaha, NE 68197
	Attn: Mark Baratta	Attn: Mark Baratta
	Tel: 402-633-3512	Tel: 402-633-3512
	Fax: 402-633-3519	Fax: 402-633-3519

Schedule II

EXISTING LIENS

Landlord Liens:

Lease Agreement, between Metropolitan Life Insurance Company, on behalf of the Tower Fund, a commingled separate account, as Landlord and The Gap, Inc., as Tenant for Gateway Business Center, Building #1, City of Grove City, Ohio, dated January 29, 1998 (the Ohio Catalog Center)

Amended and Restated Industrial Lease Agreement, between Industrial Developments International, Inc., as Landlord and The Gap, Inc., as Tenant for 1200 Worldwide Blvd., Hebron, Kentucky, dated March 10, 1998 (the Gap Outlet Distribution Center)

Industrial Lease Agreement, between Industrial Developments International, Inc., as Landlord, and The Gap, Inc., as Tenant for 1405 Worldwide Blvd., Hebron, Kentucky, dated June 15, 2000 (the Old Navy Outlet Distribution Center)

Schedule III

CHANGE OF CONTROL

1.	Donald G. Fisher

2.	Doris F. Fisher

3.	Any person related by blood or marriage to any of the foregoing persons and any Person (as defined in this Agreement) as to which any of such persons has beneficial ownership of the assets of such Person.

4.	The executive officers of The Gap, Inc. as of August 30, 2004.

Schedule IV

OUTSTANDING BALANCE OF EXISTING LETTERS OF CREDIT

Bank	LC Ref. No.	Beneficiary	Issued Date	Maturity	Amount (USD)

B of A	3046514	Washington Intl. Insurance	3/4/2002	Evergreen	$30,000,000
B of A	3049636	Metropolitan Life Insurance Co.	7/1/2002	Evergreen	$484,200

					$30,484,200

Schedule V

LC SUBSIDIARIES

1.	Banana Republic, LLC

2.	GPS Consumer Direct, Inc.

3.	Gap (Canada) Inc.

4.	Gap (France) S.A.S.

5.	Gap (Japan) K.K.

6.	Gap (Netherlands) B.V.

7.	GPS (Great Britain) Limited

8.	Old Navy (Canada) Inc.

Schedule VI

SUBSIDIARY BORROWERS

1.	Gap (Canada) Inc.

2.	Gap (France) S.A.S.

3.	Gap (Japan) K.K.

4.	Gap (Netherlands) B.V.

5.	GPS (Great Britain) Limited

6.	Old Navy (Canada) Inc.

Schedule VII

ERISA MATTERS

None.

Schedule VIII

ENVIRONMENTAL MATTERS

None.

Schedule IX

EXISTING DEBT

Borrower	Amount	Type of Debt	Date Expires

Gap International BV	Euro
	226,593,000	5% 5-Year Notes	September 30, 2004

Gap (Japan) K.K.	USD
	50,000,000	6.25% 10-Year Notes	March 1, 2009

Gap (France) SAS	Euro	Bank Guarantee for lease payments in	Evergreen
	2,145,619	France Societe Generale

GIS Singapore	SGD	Bank Guarantee for lease payments in	Evergreen
	171,749	Citibank

GIS Holdings Ltd.	HKD	Bank Guarantee for lease payments in	Evergreen
	5,749,506	Citibank

GIS Dubai	USD	Continuing Guarantee for operating	Evergreen
	164,000	expenses in HSBC

EXHIBIT A

NOTICE OF BORROWING

Citicorp USA, Inc., as Agent

  for the Lenders Parties

  to the Credit Agreement referred to below

Attention:

[Date]

Ladies and Gentlemen:

The undersigned, The Gap, Inc., refers to the Credit Agreement, dated as of August 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain of the undersigned’s Subsidiaries, certain Lenders parties thereto, certain Issuing Banks parties thereto, certain Co-Syndication Agents parties thereto, Citigroup Global Markets Inc. and Banc of America Securities LLC as Joint Lead Arrangers, and Citicorp USA, Inc., as Agent for said Lenders and the Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 200  .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $            .

(iv) [The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [    month[s]].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 6.01 of the Credit Agreement (other than, in the case of any Advance that does not increase the outstanding principal amount of the Advances, the representations and warranties contained in Sections 6.01(e) and 6.01(g) of the Credit Agreement), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or Default; and

(C) the making of the Proposed Borrowing is in compliance with the respective criteria set forth in Section 2.01(a) of the Credit Agreement.

Very truly yours, THE GAP, INC.

By
Name:
Title:

Exh. A Page 2

EXHIBIT B

FORM OF PROMISSORY NOTE

$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, The Gap, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [                            ] (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as those terms are defined in the Credit Agreement referred to below) or prior thereto as provided in such Credit Agreement the aggregate principal amount of the Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of August 30, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” terms defined therein, unless otherwise defined herein, being used herein as therein defined), among the Borrower, certain subsidiaries of the Borrower, the Lender and certain other banks and financial institutions party thereto as Lenders, certain Issuing Banks, certain Co-Syndication Agents parties thereto, Citigroup Global Markets Inc. and Banc of America Securities LLC as Joint Lead Arrangers, and Citicorp USA, Inc. (“CUSA”), as Agent.

The Borrower also promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement. Both principal and interest are payable in lawful money of the United States of America to CUSA, as Agent, at 399 Park Avenue, New York, New York 10043 (or at such other address as the Agent may specify to the Borrower in writing) in same day funds, free and clear of and without any deduction, with respect to the payee named above, subject to Section 4.02 of the Credit Agreement, for any and all present and future taxes, deductions, charges or withholdings, and all liabilities with respect thereto.

The Lender is authorized to record the date of each Advance or Conversion or continuation thereof, each payment or prepayment of principal with respect thereto and, in the case of Eurodollar Rate Advances, each Interest Period and the interest rate applicable thereto, in the Lender’s internal records and, prior to any transfer hereof, on a schedule annexed hereto and made a part hereof, and any such notation shall constitute prima facie evidence of the accuracy of the information so recorded.

This Promissory Note is issued pursuant to Section 2.02(g) of, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Advances”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note incorporates, and the Borrower and Lender hereby are subject to, the provisions set forth in Section 10.14 of the Credit Agreement.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

THE GAP, INC.

By
Name:
Title:

Exh. B Page 2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated              , 200

Reference is made to the Credit Agreement, dated as of August 30, 2004 (the “Credit Agreement”), among The Gap, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, as “LC Subsidiaries” and “Subsidiary Borrowers,” as the case may be, the Lenders (as defined in the Credit Agreement), certain Issuing Banks, certain Co-Syndication Agents parties thereto, Citigroup Global Markets Inc. and Banc of America Securities LLC as Joint Lead Arrangers, and Citicorp USA, Inc., as Agent for the Lenders and Issuing Banks (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

             (the “Assignor”) and              (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, such respective interests in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represent the respective percentage interests specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement in respect of (a) the Assignor’s Commitment and the Advances owing to the Assignor and (b) the Issuing Commitment and participations in Letter of Credit Liability of the Assignor. After giving effect to such sale and assignment, (i) the Assignee’s Commitment and the amount of the Advances owing to the Assignee and (ii) such Assignee’s Issuing Commitment and participations in Letter of Credit Liability will be as set forth, respectively, in Section 2 of Schedule 1.

2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Subsidiary Borrower or any LC Subsidiary or the performance or observance by the Borrower, any Subsidiary Borrower or any LC Subsidiary of any of its respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Agent, the Issuing Banks, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Agent and the Issuing Banks to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent and the Issuing Banks by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as Lender; [and] (f) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].*

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make (and shall direct the Issuing Banks to make) all payments under the Credit Agreement in respect of the interests assigned hereby (including, without limitation, all payments of principal, interest and utilization fees, facility fees and letter of credit facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

*	If the Assignee is organized under the laws of a jurisdiction outside the United States.

Exh. C - Page 2

Schedule 1 to

Assignment and Acceptance

Dated             , 200

Section 1.

Percentage Interest in Commitment and Advances:		%
Percentage Interest in participations in Letter of Credit Liability:		%

Section 2.

Assignee’s Commitment:	$
Issuing Commitment	$
Aggregate outstanding principal amount of Advances owing to Assignee:	$
Aggregate outstanding amount of Assignee’s participations in Letter of Credit Liability:	$

Section 3.

Effective Date1::                          , 200

[NAME OF ASSIGNOR]

By:
Name
Title:

[NAME OF ASSIGNEE]

By:
Name
Title:
Domestic Lending Office (and address for notices): [Address] Eurodollar Lending Office: [Address]

[1]	This date should be no earlier than the date of acceptance by the Agent.

Schedule 1 to Assignment and Acceptance – Page 1

Accepted this              day

of               , 200

CITICORP USA, INC., as Agent

By:
Name
Title:

[Accepted this              day

of               , 200

THE GAP, INC.

By:
Name
Title:][2]

[2]	If required under Section 10.07 of the Credit Agreement

Schedule 1 to Assignment and Acceptance – Page 2

Exhibit D-1 to the

Credit Agreement

[FORM OF OPINION OF IN-HOUSE COUNSEL TO LOAN PARTIES]

1. The California Subsidiary is authorized to exercise all its powers, rights and privileges and is in good legal standing under the laws of the State of California, and each of the Company and the Delaware Subsidiary is validly existing and in good standing under the Applicable Law of the State of Delaware.

2. Each Loan Party has the power and authority to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which it is a party, and the execution and delivery of each of the Transaction Agreements by each Loan Party which is a party thereto and the consummation by each Loan Party of the transactions contemplated thereby have been duly authorized by all requisite action on the part of each Loan Party. Each of the Transaction Agreements has been duly executed and delivered by each Loan Party which is a party thereto.

3. The execution and delivery by each Loan Party of each of the Transaction Agreements to which it is a party and the performance by each Loan Party of its obligations under each of the Transaction Agreements, each in accordance with its terms, does not (i) conflict with the Constitutive Documents of each of the Loan Parties, (ii) constitute a violation of, or a default under, any Applicable Contracts or (iii) cause the creation of any security interest or lien upon any of the property of the Loan Parties pursuant to any Applicable Contracts to which it is a party. I call to your attention that certain of the Applicable Contracts are governed by laws other than those as to which I express my opinion. I express no opinion as to the effect of such other laws on the opinions herein stated.

4. Neither the execution, delivery nor performance by any Loan Party of the Transaction Agreements to which it is a party will contravene any provision of any Applicable Law.

5. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution, delivery or performance of any of the Transaction Agreements by any Loan Party.

6. There is no action, suit or proceeding pending or, to my knowledge, overtly threatened against any Loan Party in or before any court, Governmental Authority or arbitrator, which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or which purports to affect the legality, validity or enforceability of any Loan Document.

Exhibit D-2 to the

Credit Agreement

[FORM OF CORPORATE OPINION OF SPECIAL NEW YORK COUNSEL TO THE

LOAN PARTIES]

1.	Each of the Transaction Agreements constitutes the valid and binding obligation of each Loan Party which is a party thereto, enforceable against each such Loan Party in accordance with its terms, under the Applicable Laws of the State of New York.

2.	Neither the execution, delivery or performance by any Loan Party of the Transaction Agreements to which it is a party, nor the compliance by any Loan Parties with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

3.	No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Transaction Agreements by any Loan Party or the enforceability of any of the Transaction Agreements against any Loan Party.

4.	The Loan Parties are not and, solely after giving effect to the transactions contemplated by the Transaction Agreements to which they are a party, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

5.	Neither the execution, delivery or performance by any Loan Party of the Transaction Agreements to which it is a party nor the compliance by such Loan Party with the terms and provisions thereof will violate any provision of the Public Utility Holding Company Act of 1935, as amended.

Exhibit E to the

Credit Agreement

[FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE AGENT]

We are of the opinion that the Opinion Documents are the legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its respective terms.

EXHIBIT F

FORM OF ASSUMPTION AGREEMENT

Dated:             , 200

The Gap, Inc.

900 Cherry Avenue

San Bruno, California 94066

Attention: Treasurer

Citicorp USA, Inc.,

  as Agent for the Lender Parties

  to the Credit Agreement referred to below

[399 Park Avenue

New York, New York 10043]

Attention: Credit Administration

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 30, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower, certain Lenders party thereto, certain Issuing Banks, certain Co-Syndication Agents parties thereto, Citigroup Global Markets Inc. and Banc of America Securities LLC as Joint Lead Arrangers, and Citicorp USA, Inc., as Agent for such Lenders and the Issuing Banks.

The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section 2.04(c) of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on the applicable Commitment Increase Effective Date and that its Commitment shall as of such date be $            .

The undersigned (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01(f) thereof, the most recent financial statements referred to in Section 7.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Agent and the Issuing Banks to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent and the Issuing Banks by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as Lender; (e) confirms that it is an Eligible Assignee; (f) specifies as its Applicable Lending Offices (and address for notices) the offices set forth beneath its name on the signature pages hereof; and (g) attaches the forms prescribed by the Internal Revenue Service of the United States required under Section 4.02 of the Credit Agreement.

The effective date for this Assumption Agreement shall be the applicable Commitment Increase Effective Date. Upon delivery of this Assumption Agreement to the Borrower and the Agent, and satisfaction of all conditions imposed under Section 2.04 (c) as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. As of [date specified above], the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees) to the Assuming Lender.

This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

Exh. F Page 2

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, [NAME OF ASSUMING LENDER]
By:
Name:
Title:
Domestic Lending Office (and address for notices): [Address] Eurodollar Lending Office [Address]

Acknowledged and Agreed to: THE GAP, INC.
By:
Name:
Title:
CITICORP USA, INC.
By:
Name:
Title:

Exh. F Page 3